Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF JULY 16, 2010,

AMONG

COBRA ELECTRONICS CORPORATION,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

HARRIS N.A.,
AS ADMINISTRATIVE AGENT

AND

BMO CAPITAL MARKETS,
AS SOLE LEAD ARRANGER AND SOLE BOOK RUNNER

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ANNEXES, EXHIBITS AND SCHEDULES

ANNEX 1	—	Definitions
EXHIBIT A	—	Notice of Payment Request
EXHIBIT B	—	Borrowing Base Certificate
EXHIBIT C	—	Revolving Note
EXHIBIT D	—	Compliance Certificate
EXHIBIT E	—	Assignment and Acceptance

SCHEDULE 1	—	Revolving Credit Commitments
SCHEDULE 6.2	—	Loan Parties
SCHEDULE 6.8	—	Intellectual Property and Licenses
SCHEDULE 6.22	—	Employee Controversies
SCHEDULE 6.23	—	Environmental Matters
SCHEDULE 6.24	—	Fees to Third Parties
SCHEDULE 8.7	—	Indebtedness
SCHEDULE 8.8	—	Liens
SCHEDULE 8.9	—	Investments

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CREDIT AGREEMENT

This Credit Agreement is entered into as of July 16, 2010, by and among Cobra Electronics Corporation, a Delaware corporation (the “Borrower”), the several financial institutions from time to time party to this Agreement, as Lenders, and Harris N.A., as Administrative Agent as provided herein.  All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Annex 1 hereto.

PRELIMINARY STATEMENT

The Borrower desires that the Lenders make certain loans, advances and other financial accommodations to the Borrower pursuant to the terms of this Agreement to refinance certain Indebtedness for Borrowed Money of the Borrower, to satisfy the fees and expenses of the Borrower owing in connection with the transactions contemplated by this Agreement, and to provide financing to the Borrower for working capital and other lawful business purposes.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.
THE CREDIT FACILITIES.

Section 1.1                                                              Revolving Credit Commitments.

(a)                                  General Terms.  Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively the “Revolving Loans”) to Borrower from time to time on a revolving basis up to the amount of such Lender’s Revolving Credit Commitment before the Termination Date, subject to any reductions thereof pursuant to the terms hereof.  Subject to the terms and conditions hereof, Revolving Loans may be repaid by the Borrower and reborrowed from time to time.  The sum of the aggregate principal amount of the Revolving Loans, the, the US Dollar Equivalent of the L/C Obligations and other extensions of credit hereunder, if any, by the Lenders to the Borrower at any time outstanding shall not exceed the lesser of (i) the aggregate amount of Revolving Credit Commitments in effect at such time and (ii) the Borrowing Base as then determined and computed plus, in the Administrative Agent’s sole discretion, any Permitted Overadvances then in effect.  Each Borrowing of Revolving Loans shall be made ratably from the Lenders in proportion to their respective Revolver Percentages.  As provided in Section 1.6(a) hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans.  Revolving Loans may be repaid and the principal amount thereof re-borrowed before the Termination Date, subject to the terms and conditions hereof.

(b)                                 Reserves.  Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall have the right from time to time, in its reasonable business judgment, to establish Reserves against the amount of Revolving Credit which the Borrower may otherwise request hereunder.  The amount of such Reserves shall be subtracted from the Borrowing Base when calculating the amount of availability under the Revolving Credit.

(c)                                  Dilution.  In addition to its right to establish reserves, as set forth above, the Administrative Agent shall have the right from time to time to reduce any lending formula with respect to Eligible Receivables (i) by reducing the advance rate against Eligible Accounts by one-tenth of 1 percentage point for each tenth of a percentage point by which dilution with respect to the Receivables for any period (based on the ratio of (1) the aggregate amount of reductions in Receivables other than as a result of payments in cash or the Agent’s establishing Reserves or otherwise declaring such Receivables as ineligible in its discretion pursuant to clause (r) of the definition of Eligible Receivables to (2) the aggregate amount of total sales) is in excess, or is reasonably anticipated to be in excess, of 5.0% or (ii) to the extent that the Administrative Agent otherwise determines in the exercise of its reasonable business judgment that the general creditworthiness of Account Debtors has materially declined.

Section 1.2                                                              Swingline Loans; Agent Loans.

(a)                                  Swingline Loans.

(i)                                     Swingline Loans.  Subject to all of the terms and conditions hereof, upon request by the Borrower, the Swingline Lender may in its discretion make loans to the Borrower (“Swingline Loans”), which shall not in the aggregate at any time outstanding exceed the lesser of (i) the Swingline Amount or (ii) the difference between (x) the Revolving Credit Commitments in effect at such time and (y) the sum of the principal amount of all Revolving Loans and Swingline Loans and the US Dollar Equivalent of the L/C Obligations outstanding at the time of computation.  The Swingline Amount may be availed of by the Borrower from time to time and borrowings thereunder may be repaid and used again during the period commencing on the Closing Date and ending on the day immediately preceding the Termination Date.

(ii)                                  Requests for Swingline Loans.  Swingline Loans shall be disbursed in the manner set forth in Section 1.6(d); provided, that the Borrower may give the Administrative Agent prior notice (which may be written or oral) no later than 12:00 noon (Chicago time) on the date upon which the Borrower requests that any Swingline Loan be made, specifying in each case the amount and date of such Swingline Loan.  The Administrative Agent shall promptly advise the Swingline Lender of any such notice.  The Swingline Lender shall promptly advise the Borrower of its election to make or not make the requested Swingline Loan.  Without limiting the foregoing,  the obligation of the Swingline Lender to make Swingline Loans shall be subject to all of the terms and conditions of this Agreement (provided that the Swingline Lender shall be entitled to assume that the conditions precedent to an advance of any Swingline Loan have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders).

(iii)                               Interest on Swingline Loans.  Each Swingline Loan shall be a Base Rate Loan, and as such, shall bear interest at the Base Rate plus the Applicable Margin for Base Rate Loans.  Interest on each Swingline Loan shall be due and payable as provided in Section 1.4, and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand.

(iv)                              Refunding Loans.  In its sole and absolute discretion, the Swingline Lender may at any time, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to act on its behalf for such purpose) and with notice to the Borrower and the Administrative Agent, request each Lender to make a Revolving Loan in an amount equal to such Lender’s Revolver Percentage of the amount of the Swingline Loans outstanding on the date such notice is given.  Borrowings of Loans under this Section 1.2(a)(iv) shall constitute Base Rate Loans.  Unless an Event of Default described in Section 9.1(j) or 9.1(k) exists, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Loan available to the Administrative Agent for the account of the Swingline Lender, in immediately available funds, at the principal office of the Administrative Agent in Chicago, Illinois, before 12:00 noon (Chicago time) on the Business Day following the day such notice is given.  The proceeds of such Loans shall be immediately applied to repay the Swingline Loans.  The Administrative Agent shall promptly remit the proceeds of such Borrowing to the Swingline Lender to repay such Swingline Loans.

(v)                                 Participations.  If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Swingline Lender pursuant to Section 1.2(a)(iv) above (because an Event of Default described in Section 9.1(j) or 9.1(k) exists or otherwise), such Lender will, by the time and in the manner such Loan was to have been funded to the Swingline Lender, purchase from the Swingline Lender an undivided participating interest in the outstanding Swingline Loans in an amount equal to its Revolver Percentage of the aggregate principal amount of such Swingline Loans that were to have been repaid with such Loans.  Each Lender that so purchases a participation in a Swingline Loan shall thereafter be entitled to receive its Revolver Percentage of each payment of principal received on such Swingline Loan and of interest received thereon accruing from the date such Lender funded to the Administrative Agent its participation in such Swingline Loan.  The obligation of the Lenders to the Swingline Lender shall be absolute and unconditional and shall not be affected or impaired by any Default or Event of Default which may then be continuing hereunder.

(vi)                              Voluntary Prepayment of Swingline Loans.  The Borrower may voluntarily prepay any Swingline Loan at any time upon notice delivered to the Administrative Agent by the Borrower no later than 12:00 noon (Chicago time) on the date of prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date fixed for prepayment.

(b)                                 Agent Loans.  Upon the occurrence and during the continuance of an Event of Default, Administrative Agent, in its sole discretion, may make Revolving Loans on behalf of Lenders, in an aggregate amount not to exceed $1,000,000, if Administrative Agent, in its reasonable business judgment, deems that such Loans are necessary or desirable (i) to protect all or any portion of the Collateral, (ii) to enhance the likelihood, or maximize the amount of, repayment of the Loans and the other Obligations, or (iii) to pay any other amount chargeable to Borrower pursuant to this Agreement, including without limitation costs, fees and expenses as described in Sections 9.5 and 12.15 (hereinafter, “Agent Loans”); provided, that in no event shall (a) the maximum principal amount of the Loans plus the US Dollar Equivalent of the L/C Obligations exceed the aggregate Revolving Loan Commitments and (b) Required Lenders may at any time revoke Administrative Agent’s authorization to make Agent Loans.  Any such revocation must be in writing and shall become effective prospectively upon Administrative

Agent’s receipt thereof.  Each Lender shall be obligated to advance its Revolving Loan Percentage of each Agent Loan.  If Agent Loans are made pursuant to the preceding sentence, then all Lenders that have committed to make Revolving Loans shall be bound to make, participate in, or permit to remain outstanding, such Agent Loans based upon their Revolving Loan Percentages in accordance with the terms of this Agreement.

Section 1.3                                                              Letters of Credit.

(a)                                  General Terms.  Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby letters of credit (“Standby Letters of Credit”) and commercial letters of credit (“Commercial Letters of Credit”; and together with Standby Letters of Credit, “Letters of Credit”, and each a “Letter of Credit”) for the Borrower’s account or, at the request of Borrower but subject to the limitations set forth in Section 8.7(f) hereof, any Subsidiary’s account in an aggregate US Dollar Equivalent undrawn face amount at any one time issued and not expired up to the amount of the L/C Sublimit; provided that, in the case of any Letter of Credit issued for the account of any Subsidiary, (a) the Borrower shall be the applicant and be primarily liable for all L/C Obligations arising under such Letter of Credit and (b) such issuance shall constitute (i) an intercompany advance made from the Borrower to such Subsidiary and (ii) Indebtedness for Borrowed Money of such Subsidiary, in each case, in the US Dollar Equivalent amount of the undrawn face amount of such Letter of Credit.  Letters of Credit issued for the account of the Borrower or any of its Subsidiaries will be denominated, at the request of the Borrower, in U.S. Dollars, Pound Sterling or Euros.  Each Letter of Credit shall be issued by the L/C Issuer, but each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Revolver Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Revolver Percentage of the US Dollar Equivalent of the L/C Obligations then outstanding.

(b)                                 Applications.  At any time before the Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit, in a form satisfactory to the L/C Issuer, with expiration dates no later than the earlier of twelve months from the date of issuance (or be cancelable not later than twelve months from the date of issuance and each renewal) or 30 days prior to the Termination Date, in an aggregate face amount as set forth above, upon the receipt of an application duly executed by the Borrower for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”).  Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.1 hereof, (ii) except as otherwise provided in Section 1.9 hereof, before the occurrence of an Event of Default, the L/C Issuer will not call for the funding by the Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid (including without limitation pursuant to a Borrowing hereunder after notice to the Borrower as provided in Section 1.3(c)), the Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 360 days and the actual number of days elapsed).  If the L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended unless the L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, the L/C Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date: (i) the expiration date of such Letter of Credit if so extended would be after the thirtieth day prior to the Termination Date, (ii) the Revolving Credit Commitments have been terminated, or (iii) a Default or an Event of Default exists and the Administrative Agent, at the request or with the consent of the Required Lenders, has given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit.  The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower subject to the conditions of Section 7 hereof and the other terms of this Section 1.3.

(c)                                  The Reimbursement Obligations.  Subject to Section 1.3(b) hereof, the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 1:30 p.m. (Chicago time) on the date when each drawing is paid if the Borrower has been informed of such drawing by the L/C Issuer on or before 11:30 a.m. (Chicago time) on the date when such drawing is paid or, if notice of such drawing is given to the Borrower after 11:30 a.m. (Chicago time) on the date when such drawing is paid, by 1:30 p.m. (Chicago time) on the next Business Day thereafter, in immediately available funds at the Administrative Agent’s principal office in Chicago, Illinois or such other office as the Administrative Agent may designate in writing to the Borrower (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds).  If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 1.3(d) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.3(d) below.

(d)                                 The Participating Interests.  Each Lender (other than the Lender then acting as L/C Issuer in issuing the relevant Letters of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Revolver Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer.  Upon any failure by the Borrower to pay any Reimbursement Obligation at the time required on the date the related drawing is paid, as set forth in Section 1.3(c) above, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:30 p.m. (Chicago time), or not later than 1:30 p.m.  (Chicago time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of such unpaid or recaptured Reimbursement Obligation, and such Participating Lender shall fund its Revolver Percentage thereof together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating

Lender at a rate per annum equal to: (i) from the date the related payment was made by the L/C Issuer to the date 2 Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Participating Lender, the Base Rate in effect for each such day.  Each such Participating Lender shall thereafter be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver Percentage as a Lender hereunder.

The several obligations of the Participating Lenders to the L/C Issuer under this Section 1.2 shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person whatsoever.  Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Revolving Credit Commitment of any Lender, and each payment by a Participating Lender under this Section 1.3 shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Indemnification.  The Participating Lenders shall, to the extent of their respective Revolver Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the L/C Issuer’s gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it.  The obligations of the Participating Lenders under this Section 1.3(e) and all other parts of this Section 1.3 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(f)                                    Manner of Obtaining Letters of Credit.  The Borrower shall provide at least 1 Business Day’s advance written notice to the Administrative Agent (by 12:00 noon (Chicago time)) of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Borrower and, in the case of an extension or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent, in each case, together with the fees called for by this Agreement; provided that the Borrower shall be permitted to provide same day notice of such request to the Administrative Agent so long as (i) the Administrative Agent has been notified on or prior to 10:00 a.m. (Chicago time) on such day and (ii) the Application or written request, as applicable, accompanying such notice has been pre-approved by the L/C Issuer).  The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.

(g)                                 Obligations Absolute.  Borrower shall be obligated to reimburse the L/C Issuer or the Swingline Lender or Lenders if the Swingline Lender or Lenders have reimbursed the L/C Issuer on Borrower’s behalf, for any payments made in respect of any Letter of Credit, which obligation shall be unconditional and irrevocable and shall be paid regardless of, absent gross negligence or willful misconduct on the part of the L/C Issuer, Swingline Lender or Lenders in the case of departures, forgeries, fraud or noncompliance under clauses (ii), (iv) or

(v):  (i) any lack of validity or enforceability of any Letter of Credit, (ii) any amendment or waiver of or consent or departure from all or any provisions of any Letter of Credit, this Agreement or any other Loan Document, (iii) the existence of any claim, set off, defense or other right which Borrower or any other Person may have against any beneficiary of any Letter of Credit, Administrative Agent, Lenders, Swingline Lender or the L/C Issuer, (iv) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (v) any payment under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, and (vi) any other act or omission to act or delay of any kind of the L/C Issuer, the Administrative Agent, the Swingline Lender, the Lenders or any other Person or any other event or circumstance that might otherwise constitute a legal or equitable discharge of Borrower’s obligations hereunder.  It is understood and agreed by Borrower that the L/C Issuer may accept documents that appear on their face to be in order without further investigation or inquiry, regardless of any notice or information to the contrary.

Section 1.4                                                              Applicable Interest Rates.

(a)                                  Base Rate Loans.  Each Base Rate Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 365 or 366, as applicable, days and the actual days elapsed) on the unpaid principal amount thereof from the date such Base Rate Loan is advanced, continued or created by conversion from a Eurodollar Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable on the first Business Day following the last day of its Interest Period and at maturity (whether by acceleration or otherwise).

(b)                                 Eurodollar Loans.  Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Eurodollar Loan is advanced, continued or created by conversion from a Base Rate Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the LIBOR Lending Rate applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.

(c)                                  Rate Determinations.  The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 1.5                                                              Minimum Borrowing Amounts; Maximum Eurodollar Loans.

There shall be no minimum Borrowing amount for Base Rate Loans hereunder.  Each Borrowing of Eurodollar Loans advanced, continued or converted shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $100,000.  Without the Administrative Agent’s consent, there shall not be more than five (5) Borrowings of Eurodollar Loans outstanding hereunder at any one time.

Section 1.6                                                              Manner of Borrowing Revolving Loans and Designating Applicable Interest Rates.

(a)                                  Notice to the Administrative Agent.  The Borrower shall give notice to the Administrative Agent by no later than 12:00 noon (Chicago time):  (i) at least three Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans.  The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing.  Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement set forth in Section 1.5 for each outstanding Borrowing of Eurodollar Loans, a portion thereof, as follows:  (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower.  The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone, facsimile or email (which notice shall be irrevocable once given).  Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 1:00 p.m. (Chicago time) at least three Business Days before the date of the requested continuation or conversion.  All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto.  Unless otherwise agreed by the Administrative Agent, no advance, continuation or conversion of a Borrowing of Eurodollar Loans may be made if a Default or Event of Default is then in existence.  The Borrower agrees that the Administrative Agent may rely on any such telephonic, facsimile or email notice given by any person the Administrative Agent in good faith reasonably believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any email confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b)                                 Notice to the Lenders.  The Administrative Agent shall give prompt telephonic or facsimile notice to the Lenders of any notice from the Borrower received pursuant to Section 1.6(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and the Lenders by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c)                                  Borrower’s Failure to Notify; Automatic Continuations and Conversions.  Any outstanding Borrowing of Base Rate Loans shall automatically be continued for an additional Interest Period on the last day of its then current Interest Period unless the Borrower has notified the Administrative Agent within the period required by Section 1.6(a) that the

Borrower intends to convert such Borrowing, subject to Section 7.1 hereof, into a Borrowing of Eurodollar Loans or such Borrowing is prepaid in accordance with Section 1.9(a).  If the Borrower fails to give notice pursuant to Section 1.6(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 1.6(a) or, whether or not such notice has been given, one or more of the conditions set forth in Section 7.1 for the continuation or conversion of a Borrowing of Eurodollar Loans would not be satisfied, and such Borrowing is not prepaid in accordance with Section 1.9(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans.  In the event the Borrower fails to give notice pursuant to Section 1.6(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 12:00 noon (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

(d)                                 Disbursement of Loans.  Not later than 12:00 noon (Chicago time) on the date of any requested advance of a new Borrowing (exclusive of Swingline Loans and Agent Loans), subject to Section 7 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois.  The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at the Administrative Agent’s principal office in Chicago, Illinois, by depositing such proceeds to the credit of the Borrower’s Account (or, solely during the period commencing on the Closing Date and ending on September 16, 2010, with the PrivateBank Master Account), in immediately available funds, upon receipt by the Administrative Agent from each Lender of its Revolver Percentage of such Borrowing.

(e)                                  Authorization.  The Borrower hereby irrevocably authorizes the Administrative Agent and the Lenders to make Revolving Loans from time to time hereunder for payment of any Obligation then due and payable (whether such Obligation is for interest then due on a Loan, reimbursement under an Application or otherwise), and any such Revolving Loan may be made without regard to the provisions of Section 7 hereof.  In the event any such Revolving Loans are made under this Section 1.6(e), the Administrative Agent shall provide the Borrower with notice thereof as soon as reasonably practicable thereafter.  The Borrower acknowledges and agrees, however, that neither the Administrative Agent nor the Lenders shall be under any obligation to make a Revolving Loan under this Section 1.6(e), and neither the Administrative Agent nor any Lender shall incur any liability to the Borrower or any other Person for refusing to make a Revolving Loan under this Section 1.6(e).

(f)                                    Administrative Agent Reliance on Lender Funding.  Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 12:00 noon (Chicago time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Revolving Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Revolving Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent, the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent, at a rate per annum equal to:  (i) from the date the related advance was made to the date 2 Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.  If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will on demand repay to the Administrative Agent the proceeds of the Revolving Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Revolving Loan, but without such payment being considered a payment or prepayment of a Revolving Loan under Section 1.12 hereof so that the Borrower will have no liability under such Section with respect to such payment.

(g)                                 Defaulting Lenders.  If any Lender fails to timely fund any portion of a Borrowing or other amount which it is required to fund hereunder, as required under Section 1.2(a)(iv), Section 1.2(a)(v), Section 1.3(d), Section 1.3(e), Section 1.6(d), Section 1.6(f), or elsewhere (a “Defaulting Lender”), the Administrative Agent shall not be obligated to transfer to such Defaulting Lender any payments made by the Borrower to the Administrative Agent or through a Concentration Account for the Defaulting Lender’s benefit, nor shall such Defaulting Lender be entitled to the sharing of any payments hereunder.  Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Administrative Agent.  After first applying such amounts to any amounts due to the Administrative Agent or the other Lenders, the Administrative Agent shall loan the Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender to the extent of the amounts that the Defaulting Lender was obligated to fund to or for the benefit of the Borrower and has failed to do so.  Any amounts so loaned to the Borrower shall bear interest at the rate applicable to Base Rate Loans and for all other purposes of this Agreement shall be treated as if they were Revolving Loans to the Borrower.  For purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender”.  Until a Defaulting Lender cures its failure to fund its applicable share of any Borrowing, such Defaulting Lender shall not be entitled to any portion of the commitment fee payable under Section 2.1(a) or the letter of credit fee payable under Section 2.1(b) and such portion of the commitment fees and letter of credit fees shall be returned to the Borrower unless, notwithstanding the existence of a Defaulting Lender, the Borrower shall have received the full amount of any requested Borrowing, in which case such portion of the commitment fees and letter of credit fees shall accrue in favor of the Lenders that have funded their respective shares of such requested Borrowing and shall be allocated among such performing Lenders ratably based upon their relative Revolver Percentages.  This Section 1.6(g) shall remain effective with respect to such Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement.  The terms of this Section 1.6(g) shall not be construed to increase or otherwise affect the Revolving Credit Commitment of any Lender or relieve or excuse the performance by the Borrower of its duties and obligations hereunder.

Section 1.7                                                              Interest Periods.

As provided in Section 1.6(a) hereof, at the time of each request to advance, continue or create by conversion a Borrowing of Eurodollar Loans, the Borrower shall select an Interest Period applicable to such Loans from among the available options.  The term “Interest Period” means the period commencing on the date a Borrowing of Loans is advanced, continued or created by conversion and ending:  (a) in the case of Base Rate Loans, on the last day of each calendar month in which such Borrowing is advanced, continued or created by conversion (or on the last day of the following calendar month if such Loan is advanced, continued or created by conversion on the last day of a calendar month) and (b) in the case of a Eurodollar Loan, 1, 2, 3, or 6 months thereafter; provided, however, that:

(i)                                     any Interest Period for a Borrowing of Loans consisting of Base Rate Loans that otherwise would end after the Termination Date shall end on the Termination Date;

(ii)                                  whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iii)                               for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 1.8                                                              Maturity of Revolving Loans.

Each Loan, both for principal and interest not sooner paid, shall mature and become due and payable by the Borrower on the Termination Date.

Section 1.9                                                              Prepayments.

(a)                                  Optional.  The Borrower may prepay in whole or in part (but, if in part, then in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.5 hereof remains outstanding) any Borrowing at any time, such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Sections 1.12 and 2.1(c) hereof.

(b)                                 Mandatory.

(i)                                     Proceeds from Disposition or Event of Loss.  If Borrower or any other Loan Party shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss relating to any Property resulting in Net Cash Proceeds in excess of

$250,000 individually or on a cumulative basis in any fiscal year (x) the Borrower shall promptly notify the Administrative Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by the Borrower or such other Loan Party in respect thereof) and (y) promptly upon receipt by the Borrower or such other Loan Party of the Net Cash Proceeds of such Disposition or Event of Loss, the Borrower shall prepay the outstanding Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds; provided, that (1) in the case of each Disposition of equipment and Event of Loss resulting in Net Cash Proceeds of less than $1,000,000, or (2) in the case of each Disposition of equipment and Event of Loss resulting in Net Cash Proceeds in excess of $1,000,000 with the Administrative Agent’s consent determined in its reasonable credit judgment, if the Borrower states in its notice of such event that the Borrower or the applicable Loan Party intends to reinvest, within 180 days of the applicable Disposition or receipt of Net Cash Proceeds from an Event of Loss, the Net Cash Proceeds thereof in assets similar to the assets which were subject to such Disposition or Event of Loss, then so long as no Default or Event of Default then exists, the Borrower shall not be required to make a mandatory prepayment under this Section in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually reinvested in such similar assets within such 180-day period.  Promptly after the end of such 180-day period, the Borrower shall notify the Administrative Agent whether it or the applicable Loan Party has reinvested such Net Cash Proceeds in such similar assets, and to the extent such Net Cash Proceeds have not been so reinvested, the Borrower shall promptly prepay the outstanding Obligations in the amount of such Net Cash Proceeds not so reinvested.  Subject to Section 3.1(c) hereof, the amount of each such prepayment shall be applied to the outstanding Revolving Credit (first to the outstanding Swingline Loans and Agent Loans, then to the outstanding Revolving Loans and then to cash collateralize outstanding L/C Obligations), but, except as set forth below, such payments shall not reduce the Revolving Credit Commitments.  Until applied to the Obligations or reinvested as set forth above, all proceeds of such Disposition or Event of Loss shall be deposited with the Administrative Agent (or its agent) and applied to the outstanding Revolving Credit (first to the outstanding Revolving Loans and then to cash collateralize outstanding L/C Obligations, but, except as set forth below, such payments shall not reduce the Revolving Credit Commitments; provided, that the Administrative Agent shall be entitled to establish a reserve under Section 1.2(b) in the amount of such proceeds, to be held until such amounts are to be applied against the Obligations or reinvested, as provided herein).  So long as no Default or Event of Default exists, the Administrative Agent is authorized to disburse amounts representing such proceeds from the Collateral Account to or at the Borrower’s direction for application to or reimbursement for the costs of replacing, rebuilding or restoring such Property.  Notwithstanding anything contained in this Section 1.9(b)(i) to the contrary, all mandatory prepayments (which, for the avoidance of doubt, shall not include Net Cash Proceeds being used for reinvestment in accordance with this Section 1.9(b)(i)) required to be made under this Section 1.9(b)(i) arising from a Disposition or an Event of Loss relating to the real Property located at 6500 W. Cortland Street, Chicago, IL 60707 shall concurrently and permanently reduce the Real Estate Availability on a dollar for dollar basis.

(ii)                                  Proceeds from Equity Issuances.  If after the Closing Date, the Borrower shall issue new equity securities (whether common or preferred stock or otherwise), other than equity securities issued in connection with the exercise of employee stock options or issued to employees as “bonus” or “incentive” compensation for work performed, the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the Borrower or such other Loan Party in respect thereof.  Promptly upon receipt by the Borrower or such other Loan Party of Net Cash Proceeds of such issuance, the Borrower shall prepay the outstanding Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds.  Subject to Section 3.1(c) hereof, the amount of each such prepayment shall be applied to the Revolving Credit (first to the outstanding Swingline Loans and Agent Loans, then to the outstanding Revolving Loans and then to cash collateralize outstanding L/C Obligations), but such payments shall not reduce the Revolving Credit Commitments.  The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any outstanding breach of Sections 8.11 or 9.1(i) hereof or any other terms of this Agreement.

(iii)                               Proceeds from Indebtedness for Borrowed Money Issuances.  If after the Closing Date, the Borrower or any other Loan Party shall issue any Indebtedness for Borrowed Money (other than such indebtedness expressly permitted pursuant to Section 8.7(a), (b), (c), (d), (e), (f) and (g) hereof), the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the Borrower or such other Loan Party in respect thereof.  Promptly upon receipt by the Borrower or such other Loan Party of Net Cash Proceeds of such issuance, the Borrower shall prepay the outstanding Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds.  Subject to Section 3.1(c) hereof, the amount of each such prepayment shall be applied to the Revolving Credit (first to the outstanding Swingline Loans and Agent Loans, then to the outstanding Revolving Loans and then to cash collateralize outstanding L/C Obligations), but such payments shall not reduce the Revolving Credit Commitments.  The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 8.7 hereof or any other terms of this Agreement.

(iv)                              Proceeds from Life Policies.  The proceeds of the Life Policies collaterally assigned to the Administrative Agent as security for the Obligations shall be applied to the Revolving Credit (first to the outstanding Swingline Loans and Agent Loans, then to the outstanding Revolving Loans and then to cash collateralize outstanding L/C Obligations), but such payments shall not reduce the Revolving Credit Commitments (though, until the next Borrowing Base is calculated, such payments will reduce the Insurance Availability by an amount equal to 75% of the corresponding cash surrender value of the underlying Life Policies from which such proceeds arise).

(v)                                 Overadvances.  If at any time the sum of the unpaid principal balance of the Revolving Loans, Swingline Loans, Agent Loans, L/C Obligations and any reserves taken pursuant to Section 1.1 then outstanding shall be in excess of the Borrowing Base as then determined and computed plus any Permitted Overadvances then in effect (each such excess, an “Overadvance”), the Borrower shall immediately (or, solely in the case, and only to the extent, of an Overadvance arising from an Insurance Overadvance, within fifteen (15) day of notice thereof) and without notice or demand pay over the amount of the excess to the Administrative Agent for the account of the Lenders as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the outstanding Swingline Loans and Agent Loans, and then to the outstanding Revolving Loans until payment in full thereof with any remaining balance to be held by the Administrative Agent in a Collateral Account as security for the Obligations owing with respect to the Letters of Credit.

(vi)                              Application First to Base Rate Loans.  Unless the Borrower otherwise directs, prepayments of the Loans under this Section 1.9 shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire.  Each prepayment of Loans under this Section 1.9 shall be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 1.12 hereof.  Each pre-funding of L/C Obligations shall be made in accordance with Section 9.4 hereof.

(c)                                  Prepayment Notices.  The Administrative Agent will promptly advise each Lender of any notice of prepayment it receives from the Borrower.  Any amount of the Revolving Loans paid or prepaid before the Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

(d)                                 Application.  Except as otherwise provided in the preceding clause (b), all proceeds of Collateral, including without limitation payments in respect of Receivables, shall be applied to the Obligations in the manner described in Section 3.1 hereof, immediately upon receipt by the Administrative Agent in the Concentration Account as provided in Section 4.2 hereof.

Section 1.10                                                        Default Rate.

Notwithstanding anything to the contrary contained in Section 1.4 hereof, commencing upon notice from the Administrative Agent or the Requisite Lenders (provided that, in the case of an Event of Default described in Section 9.1(a) hereof or arising from a default in the observance or performance of any covenant set forth in Section 8.22 hereof, such notice may be retroactively dated as of the date of the first occurrence of such Event of Default), while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Obligations owing by it at a rate per annum equal to:

(a)                                  for any Base Rate Loan (which includes all Swingline Loans and Agent Loans), the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(b)                                 for any Eurodollar Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(c)                                  for any Reimbursement Obligation, the sum of 2.0% plus the Applicable Margin for Base Rate Loans, plus the Base Rate from time to time in effect; and

(d)                                 for any Letter of Credit, the sum of 2.0% plus the Letter of Credit fee due under Section 2.1 with respect to such Letter of Credit.

Section 1.11                                                        The Notes.

(a)                                  The Revolving Loans made to the Borrower by a Lender shall be evidenced by a single promissory note of the Borrower issued to such Lender in the form of Exhibit C-1 hereto. Each such promissory note is hereinafter referred to as a “Revolving Note” and collectively such promissory notes are referred to as the “Revolving Notes.”

(b)                                 The Swingline Loans made to the Borrower by the Swingline Lender shall be evidenced by a single promissory note of the Borrower issued to the Swingline Lender in the form of Exhibit C-2 hereto.  Such promissory note is hereinafter referred to as the “Swingline Note.”

(c)                                  Each Lender shall record on its books and records or on a schedule to its appropriate Note the amount of each Loan advanced, continued or converted by it, all payments of principal and interest and the principal balance from time to time outstanding thereon, the type of such Loan, and, for any Eurodollar Loan, the Interest Period and the interest rate applicable thereto.  The record thereof, whether shown on such books and records of a Lender or on a schedule to the relevant Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of any Lender to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it hereunder together with accrued interest thereon.  At the request of any Lender and upon such Lender tendering to the Borrower the appropriate Note to be replaced, the Borrower shall furnish a new Note to such Lender to replace any outstanding Note.

Section 1.12                                                        Funding Indemnity.

If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a)                                  any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,

(b)                                 any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan, on the date specified in a notice given pursuant to Section 1.5(a) hereof,

(c)                                  any failure by the Borrower to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or

(d)                                 any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense.  If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail and the amounts shown on such certificate shall be conclusive if reasonably determined.

Section 1.13                                                        Revolving Credit Commitment Terminations.

(a)                                  The Borrower shall have the right at any time and from time to time, upon 30 days’ prior written notice to the Administrative Agent (which notice shall be irrevocable), to terminate the Revolving Credit Commitments.  The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments.  If the Borrower wishes to terminate the Revolving Credit Commitments, the Borrower shall prepay the Obligations in full on the date fixed for such termination, together with any amounts due the Lenders under Sections 1.12 and 2.1(c) hereof and the Borrower shall either cause all Letters of Credit to be returned for cancellation or provide the Administrative Agent with standby letters of credit in form satisfactory to the Administrative Agent (in the face amount of 105% of the applicable L/C Obligations) or cash collateral for existing Letters of Credit (in the amount of 105% of the applicable L/C Obligations).

(b)                                 Any termination of the Revolving Credit Commitments pursuant to this Section 1.13 may not be reinstated.

Section 1.14                                                        Substitution of Lenders.

Upon the receipt by the Borrower of (a) a claim from any Lender for compensation under Section 10.3 or 12.1 hereof, or a notice made by any Lender under Section 10.1 or 10.2 hereof or (b) in the event any Lender is a Defaulting Lender or is otherwise in default in any material respect with respect to its obligations under the Loan Documents or (c) in the event any Lender refuses to grant a requested amendment or waiver under Section 12.13 hereof after receiving a written request therefor from the Borrower which is otherwise consented to by the Required Lenders (any such Lender referred to in clauses (a)-(c) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights it may have hereunder or under applicable law, require, at its expense, any such Affected Lender to assign, at par plus accrued interest and fees, if any, without recourse, all of its interest, rights and obligations hereunder (including all of its Revolving Credit Commitments and the Loans and participation interests in Swingline Loans, Agent Loans and Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to a bank or other institutional lender specified by the Borrower; provided, that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) in the case of an Affected Lender arising as a result of notice made by such Lender under Section 10.1 or 10.2 hereof, the prospective assignee shall be able to make Eurodollar Loans, (iii) the Borrower shall have received the written consent of the Administrative Agent, which consent shall not be unreasonably withheld, to such assignment, (iv) the Borrower shall have paid to the Affected Lender all monies other than such principal owing to it hereunder, and (v) the assignment is entered into in accordance with the other requirements of Section 12.12 hereof.

SECTION 2.
FEES.

Section 2.1                                                              Fees.

(a)                                  Commitment Fee.  The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Revolver Percentages a commitment fee at the rate of 0.50% per annum (computed on the basis of a year of 360 days and the actual number of days elapsed) for commitment fees multiplied by the average daily Unused Revolving Credit Commitments.  Such fee shall be payable monthly in arrears on the first Business Day of each month in each year (commencing on the first such date occurring after the date hereof) and on the Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b)                                 Letter of Credit Fees.  Monthly in arrears, on the first Business Day of each calendar month (commencing on the first such date occurring after the date hereof), the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Revolver Percentages, a letter of credit fee (i) with respect to Standby Letters of Credit, at a rate per annum equal to the Applicable Margin for Standby Letter of Credit fees (computed on the basis of a year of 360 days and the actual number of days elapsed) multiplied by the daily average face amount of Standby Letters of Credit outstanding during such calendar quarter and (ii) with respect to Commercial Letters of Credit, at a rate per annum equal to the Applicable Margin for Commercial Letter of Credit fees (computed on the basis of a year of 360 days and the actual number of days elapsed) multiplied by the daily average face amount of Commercial Letters of Credit outstanding during such calendar quarter.  In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, and other administrative fees for each Letter of Credit.  Such standard fees referred to in the preceding sentence may be established by the L/C Issuer from time to time.

(c)                                  Other Fees.  The Borrower shall pay to the Administrative Agent, for its own use and benefit, the fees agreed to between the Administrative Agent and the Borrower in a fee letter dated the date hereof, or as thereafter amended in writing between them.

(d)                                 Audit Fees.  Subject to the cost limitations set forth in Section 8.6 hereof, the Borrower shall pay to the Administrative Agent for its own use and benefit charges for audits of the Collateral performed by the Administrative Agent or its agents or representatives in such amounts as the Administrative Agent may from time to time request (the Administrative Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits, plus reimbursement for reasonable out-of-pocket costs and expenses).

SECTION 3.
PLACE AND APPLICATION OF PAYMENTS.

Section 3.1                                                              Place and Application of Payments.

(a)                                  Place of Payment.  All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 1:00 p.m. (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower in writing).  Unless the Administrative Agent shall otherwise agree, any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day.  All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.  If the Administrative Agent causes amounts to be distributed to any Lender in reliance upon the assumption that the Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to:  (i) from the date the distribution was made to the date 2 Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.

(b)                                 Application of Collateral Proceeds Before Default. Prior to the occurrence of an Event of Default, all payments by the Borrower hereunder on account of the Obligations and all other proceeds of Collateral shall (subject to the other terms of this Agreement) be applied by the Administrative Agent against the outstanding Obligations as follows, subject to Section 1.6(g) hereof:

(i)                                     first, to any outstanding fees, charges, and expenses then due to the Administrative Agent and the Lenders;

(ii)                                  second, to outstanding interest charges then due in respect of the Obligations;

(iii)                               third, to the outstanding principal balance of the Swingline Loans and Agent Loans;

(iv)                              fourth, to the outstanding principal balance of the Revolving Loans, Reimbursement Obligations in respect of amounts drawn under Letters of Credit and Hedging

Liabilities of which Administrative Agent has been previously informed by the Lender providing the products resulting in the Hedging Liabilities in accordance with Section 11.9 hereof; and

(v)                                 finally, to the extent that there remains any outstanding Obligations due and payable, to be applied to, or held as security (in a non-interest bearing account) for, any remaining unpaid or unsatisfied Obligations including Funds Transfer and Deposit Account Liability, and otherwise, to the Borrower.

Notwithstanding clause (iii) above, after any payments required under clauses (i) and (ii) above have been made, to the extent any Eurodollar Loans are outstanding and there are no Base Rate Loans outstanding to the Borrower, the Borrower may direct that such proceeds be held in a cash collateral account maintained by the Administrative Agent for the ratable benefit of the Lenders and not applied to the Obligations consisting of Eurodollar Loans until the earlier of (i) the last day of the Interest Period applicable to such Eurodollar Loans and (ii) the occurrence of an Event of Default; provided, that unless a Default or an Event of Default is in existence, the funds held in such cash collateral account, at the Borrower’s direction, (x) shall be invested at the Administrative Agent as directed by the Borrower (to the extent such investments are available at the Administrative Agent), with interest thereon accruing for the Borrower’s account or (y) shall be disbursed, at the Borrower’s direction, so long as after giving effect to such disbursement, the Borrower is in compliance with the applicable limits and ratios contained in the definitions of the term “Borrowing Base”, “Eligible Inventory” and “Eligible Receivables” contained in this Agreement.

(c)                                  Application After Default.  Anything contained herein or in any other Loan Document to the contrary notwithstanding, all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders after the occurrence and during the continuance of an Event of Default shall be remitted to the Administrative Agent and distributed as follows, subject to Section 1.6(g) hereof:

(i)                                     first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, and in protecting, preserving or enforcing rights under this Agreement or any of the other Loan Documents, and payable by the Borrower under this Agreement, including without limitation under Section 12.15 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(ii)                                  second, to the payment of any outstanding interest or fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(iii)                               third, to the payment of principal on the Swingline Loans and Agent Loans;

(iv)                              fourth, to the payment of principal on the Revolving Loans, unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 9.4 hereof (until the Administrative Agent is holding an amount of cash equal to 105% of the then outstanding amount of all such L/C Obligations), the aggregate amount paid to, or held as collateral security for, the Lenders to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof and the Hedging Liabilities of which Administrative Agent has been previously informed by the Lender providing the products resulting in the Hedging Liabilities in accordance with Section 11.9 hereof;

(v)                                 fifth, to the payment of all other unpaid Obligations (including without limitation Funds Transfer and Deposit Account Liability) and all other indebtedness, obligations, and liabilities of the Borrower and any other Loan Parties secured by the Collateral Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(vi)                              finally, to the Borrower or to whomever the Administrative Agent reasonably determines to be lawfully entitled thereto.

(d)                                 Except as otherwise specifically provided for herein, the Borrower hereby irrevocably waives the right to direct the application of payments and collections at any time received by the Administrative Agent or any of the Lenders from or on behalf of the Borrower, and the Borrower hereby irrevocably agrees that, during the existence and continuation of any Event of Default, the Administrative Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time by the Administrative Agent or any of the Lenders against the Obligations in the manner described above.  In the event that the amount of any Hedging Liability is not fixed and determined at the time proceeds of Collateral are received which are to be allocated thereto, the proceeds of Collateral so allocated shall be held by the Administrative Agent as collateral security (in a non-interest bearing account) until such Hedging Liability is fixed and determined and then the same shall (if and when, and to the extent that, payment of such liability is required by the terms of the relevant contractual arrangements) be applied to such liability.

(e)                                  The Borrower hereby irrevocably authorizes the Administrative Agent or any Lender to charge any of the Borrower’s deposit accounts maintained with the Administrative Agent or any Lender for the amounts from time to time necessary to pay any then due Obligations; provided that the Borrower acknowledges and agrees that neither the Administrative Agent nor any Lender shall be under an obligation to do so and neither the Administrative Agent nor any Lender shall incur any liability to the Borrower or any other Person for the Administrative Agent’s or any Lender’s failure to do so.

Section 3.2                                                              Computation of Obligations Outstanding.

For the purpose of calculating the aggregate principal balance of the Obligations outstanding hereunder, the Obligations shall be deemed to be paid on the date payments or collections, as the case may be, are applied by the Administrative Agent to such Obligations.  The Administrative Agent shall apply all payments and collections received in respect of the Obligations, and all proceeds of Collateral, in each case received by the Administrative Agent, in reduction of the Obligations immediately after the Administrative Agent deems such sums collected in good funds in accordance with its then standard criteria for determining availability of funds.  Notwithstanding the foregoing, if any item credited by the Administrative Agent in reduction of the Obligations is not honored, the Administrative Agent may reverse any provisional credit which has been given for the item and make appropriate adjustments to the amount of interest and principal otherwise due hereunder.

SECTION 4.
THE COLLATERAL AND GUARANTIES.

Section 4.1                                                              Collateral.

The Obligations shall be secured by valid, perfected and enforceable Liens on all right, title and interest of the Borrower and each other Loan Party in all real and personal property and fixtures of such Person, including all accounts, chattel paper, instruments, documents, general intangibles (including payment intangibles and software, all patents, trademarks, copyrights and similar intellectual property rights, and all application and registrations therefor, and all tax refunds), letter-of-credit rights, supporting obligations, deposit accounts, investment property, inventory, equipment, fixtures, and commercial tort claims, whether now owned or hereafter acquired or arising, and all proceeds thereof (all such terms shall have the meaning ascribed to such terms in the Uniform Commercial Code as in effect in the State of Illinois).  The Borrower acknowledges and agrees that the Liens on the Collateral shall be granted to the Administrative Agent for the benefit of itself, the L/C Issuer, the Lenders and their Affiliates, and shall be valid and perfected first priority Liens subject only to Liens permitted by Section 8.8 hereof, in each case pursuant to one or more Collateral Documents from such Persons, each in form and substance satisfactory to the Administrative Agent.  The Obligations shall be further secured by (i) valid, perfected and enforceable Liens on all right, title and interests of the Borrower (or such other applicable Loan Party) in 100% of the equity securities of each Domestic Subsidiary of the Borrower and in 65% of the voting equity securities of each Foreign Subsidiary whose equity securities are directly owned by the Borrower or a Domestic Subsidiary, (ii) the Life Insurance Assignment and (iii) the Mortgages.

Section 4.2                                                              Collateral Proceeds.

The Borrower agrees to make, and to cause each other Loan Party to make, such arrangements as shall be necessary or appropriate to assure (through the use of one or more lockboxes under the sole control of the Administrative Agent) that all proceeds of the Collateral are deposited (in the same form as received) in one or more remittance accounts maintained with or otherwise under the control of the Administrative Agent, all of which, other than the PrivateBank Accounts and the RBS Accounts, are maintained with the Administrative Agent or a Lender (each special restricted account maintained with the Administrative Agent or a Lender to be referred to herein as a “Concentration Account”).  Within 60 days of the Closing Date, each of the PrivateBank Accounts shall be closed and any remaining funds in the PrivateBank Master Account shall be transferred to the Borrower’s Account and any remaining funds in the PrivateBank Collection Account shall be transferred to a Concentration Account.  Until closed all proceeds in the PrivateBank Collection Account shall be transferred on a daily basis to a Concentration Account.  Any proceeds of Collateral (other than proceeds in the RBS Merchant Services Account up to an amount equal to $50,000 at any one time) received by the Borrower and any other Loan Party shall be held by the Borrower or such other Loan Party in trust for the Administrative Agent and the Lenders in the same form in which received, shall not be commingled with any assets of the Borrower or such other Loan Party, and shall be delivered immediately to the Administrative Agent (together with any necessary endorsements thereto) for deposit into a Concentration Account.  The Borrower acknowledges (on behalf of itself and additional Loan Parties) that the Administrative Agent has (and is hereby granted to the extent it does not already have) a Lien on each Concentration Account and all funds contained therein to secure the Obligations.  No amounts deposited in any Concentration Account shall be released to the Borrower, but shall instead be applied to, or otherwise held as collateral security for, the outstanding Obligations to the extent and as set forth in Section 3.1 hereof, it being understood and agreed that the Borrower, notwithstanding such application, shall have the right to obtain additional Revolving Loans and Letters of Credit under this Agreement subject to the terms and conditions hereof.

Section 4.3                                                              Liens on Real Property.

In the event that the Borrower or any other Loan Party owns or hereafter acquires any fee interest in real property with the higher of a fair market or book value in excess of $100,000, the Borrower shall, or the Borrower shall cause such other Loan Party to, execute and deliver to the Administrative Agent (or a security trustee therefor) a Mortgage reasonably acceptable in form and substance to the Administrative Agent for the purpose of granting to the Administrative Agent for the benefit of itself, the L/C Issuer, the Lenders and their Affiliates a Lien on such real property to secure the Obligations, shall pay all taxes, costs and expenses incurred by the Administrative Agent in recording such Mortgage, and shall supply to the Administrative Agent at the Borrower’s cost and expense a survey, environmental report (including Phase I and, if reasonably required by the Administrative Agent at any time, Phase II environmental assessments), hazard insurance policy, appraisals and a mortgagee’s policy of title insurance from a title insurer reasonably acceptable to the Administrative Agent insuring the validity of such Mortgage and its status as a first Lien (subject to Liens permitted by this Agreement) on the real property encumbered thereby and such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

Section 4.4                                                              Guaranties.

The payment and performance of the Obligations shall at all times be guaranteed by each Loan Party (other than the Borrower), pursuant to one or more Guaranties in form and substance reasonably acceptable to the Administrative Agent.

Section 4.5                                                              Further Assurances.

The Borrower agrees that it shall, and shall cause each other Loan Party to, from time to time at the request of the Administrative Agent, execute and deliver such documents and do such acts and things as the Administrative Agent may reasonably request in order to provide for or perfect or protect the Liens of the Administrative Agent on the Collateral.  In the event the Borrower or any other Loan Party forms or acquires any Domestic Subsidiary after the date hereof, the Borrower shall promptly upon such formation or acquisition cause such newly formed or acquired Domestic Subsidiary to execute a Guaranty and such Collateral Documents as the Administrative Agent may then require, and the Borrower shall also deliver to the Administrative Agent, or cause such Domestic Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith, including without limitation a Pledge Agreement relating to the equity of such new Domestic Subsidiary, appropriate Uniform Commercial Code financing statements, evidence of corporate authority and appropriate legal opinions.  In the event the Borrower or any other Loan Party directly forms or acquires any Foreign Subsidiary after the date hereof and the voting equity securities of such Foreign Subsidiary are directly owned by the Borrower or a Domestic Subsidiary, the Borrower shall promptly upon such formation or acquisition deliver or cause to be delivered a Pledge Agreement relating to 65% of the voting equity securities of such new Foreign Subsidiary and such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

SECTION 5.
INTENTIONALLY OMITTED.

SECTION 6.
REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

Section 6.1                                                              Organization and Qualification.

The Borrower is duly organized, validly existing and in good standing as a corporation under the laws of its state of incorporation, as set forth in the introductory paragraph of this Agreement, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

Section 6.2                                                              Loan Parties.

Each Subsidiary of the Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.  As of the Closing Date, Schedule 6.2 hereto identifies each Loan Party, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by other Loan Parties (such percentage amount limited to the Closing Date, in the case of the Borrower’s equity securities) and a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding (such number limited to the Closing Date in the case of the Borrower).  All of the outstanding shares of capital stock and other equity interests of each Loan Party are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by any Loan Party are owned, beneficially and of record, by such Loan Party free and clear of all Liens other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.  There are no outstanding commitments or other obligations of any Subsidiary of the Borrower to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary of the Borrower.

Section 6.3                                                              Authority and Validity of Obligations.

The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Revolving Notes in evidence thereof, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by the Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it.  Each Loan Party (other than the Borrower) has full right and authority to enter into the Loan Documents executed by it, to guarantee the obligations of the Borrower, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it.  The Loan Documents delivered by each Loan Party have been duly authorized, executed, and delivered by such Person and constitute valid and binding obligations of such Person enforceable against it in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy laws and laws affecting creditors’ rights generally; and this Agreement and the other Loan Documents do not, nor does the performance or observance by any Loan Party of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon any Loan Party or any provision of the organizational documents (e.g., charter, articles of incorporation or by-laws, articles of association or operating agreement, or partnership agreement, or other similar constituent document) of any Loan Party, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting any Loan Party or any of its Property, which default could reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of any Loan Party other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.

Section 6.4                                                              Use of Proceeds; Margin Stock.

The Borrower shall use the proceeds of the Credit made available hereunder to pay fees and expenses related to this Agreement, to repay Indebtedness for Borrowed Money owing to the Existing Lender, for general working capital purposes of the Borrower or any of its Subsidiaries, for financing Capital Expenditures permitted by this Agreement, and for such other legal and proper purposes as are consistent with this Agreement and all applicable laws.  No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.  Margin stock (as hereinabove defined) constitutes less than 25% of those assets of the Loan Parties which are subject to any limitation on sale, pledge, or other restriction hereunder.  On the Closing Date, the Borrower has used proceeds of the Loans advanced on the date hereof to satisfy fees and expenses payable in connection with the transactions contemplated hereby and to repay and satisfy in full all of the Indebtedness for Borrowed Money and other obligations of the Loan Parties to the Existing Lender and, in connection therewith, the Existing Lender has released all of its Liens on the Property of each Loan Party.

Section 6.5                                                              Financial Reports.

The audited consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2009, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, and the unaudited interim consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2010, and the related consolidated statements of income, retained earnings and cash flows of the Loan Parties for the 3 months then ended, heretofore furnished to the Administrative Agent and the Lenders, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis (and, in the case of interim financial statement, subject to the absence of footnote disclosures and normal year-end adjustments).  No Loan Party has contingent liabilities which are material to it other than as indicated on such financial statements (or the notes thereto) or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

Section 6.6                                                              No Material Adverse Change.

Since March 31, 2010, there has been no change in the financial condition or business prospects of the Borrower or any of its Subsidiaries except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

Section 6.7                                                              Full Disclosure.

The written statements and information furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not materially misleading.

Section 6.8                                                              Intellectual Property and Licenses.

The Borrower and each of its Subsidiaries owns, possesses, or has the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how and confidential commercial and proprietary information material to the conduct of its businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person, which conflict could reasonably be expected to have a Material Adverse Effect, all of which, to the extent federally-registered as of the Closing Date, are described in Schedule 6.8 hereto.

Section 6.9                                                              Governmental Authority and Licensing.

The Borrower and each of its Subsidiaries has received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect.  No investigation or proceeding which could reasonably be expected to result in revocation or denial of any license, permit, or approval is pending or, to the knowledge of the Borrower, threatened which, in any such case, could reasonably be expected to have a Material Adverse Effect.

Section 6.10                                                        Good Title.

The Borrower and each of its Subsidiaries has good and defensible title (or valid leasehold interests) to all of its material assets as reflected on the most recent consolidated balance sheet of the Loan Parties furnished to the Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business and dispositions of Property permitted pursuant to Section 8.10), subject to no Liens other than those permitted by Section 8.8 hereof.

Section 6.11                                                        Litigation and Other Controversies.

No judgments are outstanding against the Borrower or any of its Subsidiaries, nor is there any litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened, against any Loan Party, except judgments, litigations, proceedings and controversies which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 6.12                                                        Taxes.

All federal and state income tax returns and all other material tax returns required to be filed by the Borrower and each of its Subsidiaries in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Borrower or any of its Subsidiaries or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided.  The Borrower does not know of any proposed additional tax assessment against the Borrower or any of its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and each of its Subsidiaries have been made for all open years, and for its current fiscal period.

Section 6.13                                                        Approvals.

No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by any Loan Party of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 6.14                                                        Affiliate Transactions.

Except as set forth in Section 8.15, neither the Borrower nor any of its Subsidiaries is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 6.15                                                        Investment Company.

No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.16                                                        ERISA.

Each Loan Party and each other member of its Controlled Group has fulfilled in all material respects its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA and the obligation to satisfy the minimum funding standard under Section 412 of the Code.  No Loan Party has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA except for such liabilities which would not reasonably be excepted to have a Material Adverse Effect.

Section 6.17                                                        Compliance with Laws.

The Borrower and each of its Subsidiaries is in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970 and the Americans with Disabilities Act of 1990) where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.18                                                        Other Agreements.

Neither the Borrower nor any of its Subsidiaries is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.  There is no dispute regarding any agreement, contract, lease or commitment of or affecting the Borrower or any of its Subsidiaries, which dispute could reasonably be expected to have Material Adverse Effect.

Section 6.19                                                        Solvency.

The Borrower and each of its Subsidiaries is now and, after giving effect to the initial Loans to be made and initial Letters of Credit to be issued hereunder and all related transactions, will be, Solvent.

Section 6.20                                                        No Event of Default.

No Event of Default has occurred and is continuing.

Section 6.21                                                        Business Plans.

The business plans of the Borrower and its Subsidiaries furnished on the date hereof have been, and the business plans of the Borrower and its Subsidiaries to be furnished in accordance with Section 7.1 will be, prepared by the Borrower and its financial personnel in light of the past business of the Borrower and its Subsidiaries and represent or will represent, as applicable, as of the date thereof, the reasonable good faith belief of the Borrower and such personnel as to the probable course of the business of the Borrower and its Subsidiaries, subject to the assumptions and qualifications stated therein, it being understood that no assurance is given that the actual financial results of the Borrower and its Subsidiaries will not be materially different from the projected results set forth in such business plans as a result of events or factors that impact or effect the assumptions and qualifications underlying such business plans.

Section 6.22                                                        Employee Controversies.

Except as disclosed on Schedule 6.22 attached hereto, (a) there are no controversies pending or, to the best of the Borrower’s knowledge, threatened, between the Borrower or any of its Subsidiaries and any of its respective employees, other than employee grievances and controversies arising in the ordinary course of business which would not, in the aggregate, be reasonably likely to have a Material Adverse Effect, (b) the Borrower and each of its Subsidiaries is in material compliance with all federal and state laws respecting employment and employment terms, conditions and practices, except for such noncompliance as would not be reasonably likely to have a Material Adverse Effect and (c) as of the date hereof, neither the Borrower nor any of its Subsidiaries has any union representation questions, grievances, discrimination or unfair labor practice complaints pending or threatened against it.

Section 6.23                                                        Environmental Matters.

Except as disclosed on Schedule 6.23 attached hereto, (a) neither the Borrower nor any of its Subsidiaries has Managed Hazardous Substances on or off its property other than in compliance with Environmental Laws, except for such noncompliance as could not be reasonably likely to have a Material Adverse Effect; (b) the Borrower and each of its Subsidiaries has complied in all respects with Environmental Laws regarding transfer, construction on and operation of its business and property (including but not limited to notifying authorities, observing restrictions on use, transferring, modifying or obtaining permits, licenses, approvals and registrations, making required notices, certifications and submissions, complying with financial liability requirements, Managing Hazardous Substances and Responding to the presence or Release of Hazardous Substances connected with operation of the business or property), the noncompliance of which would be reasonably likely to have a Material Adverse Effect; (c) neither the Borrower nor any of its Subsidiaries has any material contingent liability with respect to the Management of any Hazardous Substance; (d) neither the Borrower nor any of its Subsidiaries shall permit others to Manage, whether on or off its respective property, Hazardous Substances connected with the operation of its business or property, except in compliance with Environmental Laws, except for such noncompliance as could not be reasonably likely to have a Material Adverse Effect; (e) the Borrower and each of its Subsidiaries shall take prompt action in compliance with Environmental Laws to Respond to the on-site or off-site Release of Hazardous Substances connected with the operation of its business or property; and (f) neither the Borrower nor any of its Subsidiaries has received any Environmental Notice, a copy of which has not been promptly forwarded to the Administrative Agent.

Section 6.24                                                        Fees to Third Parties.

Except as disclosed on Schedule 6.24, as of the date hereof, no Loan Party is in any way obligated to any Person in respect of any finder’s or broker’s fee or similar commission in connection with the closing of the transactions evidenced by the Loan Documents.  The Borrower agrees to indemnify the Administrative Agent and each Lender and hold the Administrative Agent and each Lender harmless from any claims for any finder’s or broker’s fees or similar commissions from any Persons.

Section 6.25                                                        Subsidiaries; Joint Ventures; Partnerships.

As of the date hereof, neither the Borrower nor any of its Subsidiaries has any Subsidiaries except as set forth on Schedule 6.2 attached hereto.  Neither the Borrower nor any of its Subsidiaries is engaged in any joint venture or partnership with any other Person, except as set forth on Schedule 6.2 attached hereto.

Section 6.26                                                        Receivables.

Administrative Agent may rely, in determining which Receivables are Eligible Receivables, on all statements and representations made by Borrowers with respect to any Receivable or Receivables.

Section 6.27                                                        Trade Relations.

There exists no actual or, to Borrower’s knowledge, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between Borrower or any of its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower and its Subsidiaries, or with any material supplier, except in each case, where the same could not reasonably be expected to have a Material Adverse Effect, and there exists no present condition or state of facts or circumstances which would prevent the Borrower or any of its Subsidiaries from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

SECTION 7.
CONDITIONS PRECEDENT.

The obligation of each Lender to advance any Loan or of the L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to the following conditions precedent:

Section 7.1                                                              All Credit Events.

At the time of each Credit Event hereunder, with respect to each Lender:

(a)                                  each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects as of said time, except to the extent the same expressly relate to an earlier date;

(b)                                 the Loan Parties shall be in compliance with all of the terms and conditions hereof and of the other Loan Documents, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event; provided, however, that the Lenders (or the Administrative Agent, in the case of Revolving Loans made pursuant to Section 1.2(b) hereof), in their sole discretion, may continue to make advances with respect to a Credit Event notwithstanding the existence of any Default or Event of Default and any such advances so made shall not be deemed a waiver of any such Default or Event of Default;

(c)                                  in the case of any request for an extension of credit under the Revolving Credit, after giving effect to such extension of credit, the aggregate principal amount of all Revolving Loans, Swingline Loans, Agent Loans, the US Dollar Equivalent of L/C Obligations and any reserves taken pursuant to Section 1.1 hereof shall not exceed the lesser of (i) the Revolving Credit Commitments and (ii) the Borrowing Base as then determined and computed plus any then Permitted Overadvances;

(d)                                 in the case of a Borrowing the Administrative Agent or the Swingline Lender shall have received the applicable notice required hereunder by Section 1.5 hereof, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 2.1 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form reasonably acceptable to the L/C Issuer together with fees called for by Section 2.1 hereof; and

(e)                                  such Credit Event shall not violate any order, judgment or decree of any court or other governmental authority or any provision of law or regulation applicable to the Administrative Agent or such Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (e), both inclusive, of this Section.

Section 7.2                                                              Initial Credit Event.

Before or concurrently with the initial Credit Event:

(a)                                  the Administrative Agent shall have received for each Lender this Agreement duly executed by the Borrower and the Lenders;

(b)                                 the Administrative Agent shall have received for each Lender such Lender’s duly executed Revolving Notes of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 1.11 hereof;

(c)                                  the Administrative Agent shall have received duly executed Collateral Documents together with (to the extent not heretofore delivered to the Administrative Agent) (i) except to the extent represented by uncertificated securities, original stock certificates or other similar instruments or securities representing the amount of issued and outstanding shares of capital stock or other equity interests of each Loan Party pledged hereunder, together with stock powers for such Collateral executed in blank and undated, (ii) patent, trademark, and copyright security agreements as the Administrative Agent shall reasonably require, and (iii) subject to Section 4.2 hereof, deposit account and securities account control agreements as the Administrative Agent shall reasonably require;

(d)                                 the Administrative Agent shall have received evidence of insurance required to be maintained under the Loan Documents, naming the Administrative Agent as lender’s loss payee or additional insured, as applicable;

(e)                                  the Administrative Agent shall have received for each Lender copies of each Loan Party’s organizational documents (e.g., articles of incorporation or by-laws, or other similar constituent document) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary or analogous officer or manager;

(f)                                    the Administrative Agent shall have received copies of resolutions of each Loan Party’s board of directors (or analogous governing board) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the behalf of such Loan Party, all certified in each instance by its Secretary or Assistant Secretary or analogous officer or manager;

(g)                                 the Administrative Agent shall have received copies of the certificates of good standing for each Loan Party (dated no earlier than 10 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

(h)                                 the Administrative Agent shall have received a list of the Borrower’s Authorized Representatives;

(i)                                     the Administrative Agent shall have received an executed fee letter called for by Section 2.1(c) hereof, and the Administrative Agent shall have received for itself and for the Lenders the initial fees called for by Section 2.1 hereof and all reimbursement for expenses of the Administrative Agent incurred through the date hereof;

(j)                                     the Administrative Agent shall have received financing statement, tax, suit and judgment lien search results against the Property of the Loan Parties evidencing the absence of Liens on the Property of the Loan Parties except as permitted by Section 8.8 hereof;

(k)                                  all financing statements and other documents relating to the Collateral shall have been filed or recorded, as appropriate;

(l)                                     the Administrative Agent shall have received a certificate with respect to the Loan Parties, duly executed and delivered by an officer of the Borrower, attesting to the solvency of the Loan Parties, in conformity with the provisions of Section 6.19 and after giving effect to the initial Loan advances contemplated hereby;

(m)                               the Administrative Agent shall have received a Borrowing Base Certificate showing the computation of the Borrowing Base in reasonable detail as of the close of business not earlier than 5 days prior to the initial Credit Event hereunder; and such Borrowing Base Certificate shall reflect that (i) assuming the payment in full by the Loan Parties of all accounts payable of such Loan Parties that are aged more than 90 days past invoice date or, if later, more than 60 days past the applicable due date, if so stated, and (ii) after the initial Loans have been made hereunder, the initial Letters of Credit have been issued hereunder, all closing costs in connection with the transaction contemplated hereby have been paid (or if accrued, treated as paid) and all Indebtedness for Borrowed Money of the Loan Parties to the Existing Lender has been repaid in full, Excess Availability is at least the Minimum Required Excess Availability Amount;

(n)                                 the Administrative Agent shall be satisfied that since March 31, 2010, there has been no change in the financial condition of any Loan Party which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect;

(o)                                 the Administrative Agent shall have received for each Lender the favorable written opinions of counsel to the Loan Parties, in form and substance satisfactory to the Administrative Agent; and

(p)                                 the Administrative Agent shall have received for the account of the Lenders such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.

SECTION 8.
COVENANTS.

The Borrower agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 12.13 hereof:

Section 8.1                                                              Maintenance of Business.

The Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its existence, except as otherwise provided in Section 8.10(c) hereof.  The Borrower shall, and shall cause each of its Subsidiaries to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.

Section 8.2                                                              Maintenance of Properties.

The Borrower shall, and shall cause each of its Subsidiaries to, maintain, preserve and keep all of its material Property, plant and equipment in good repair, working order and condition (ordinary wear and tear excepted) and shall from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained; provided, that, this Section 8.2 shall not restrict the Borrower or any of its Subsidiaries from consummating any disposition of Property permitted pursuant to Section 8.10 hereof.

Section 8.3                                                              Taxes and Assessments.

The Borrower shall duly pay and discharge, and shall cause each of its Subsidiaries to duly pay and discharge, all taxes, rates, assessments, fees and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor, so long as such contest could not be reasonably likely to have a Material Adverse Effect.

Section 8.4                                                              Insurance.

(a)                                  The Borrower shall insure and keep insured, and shall cause each of its Subsidiaries to insure and keep insured, with insurance companies reasonably acceptable to the Administrative Agent, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties, including, without limitation, business interruption insurance in amounts reasonably satisfactory to the Administrative Agent; and the Borrower shall insure, and shall cause each of its Subsidiaries to insure, such other hazards and risks (including, without limitation, employers’ risks, product liability risks and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses.  The Borrower shall in any event maintain, and cause each other Loan Party to maintain, insurance on the Collateral to the extent required by the Collateral Documents including, without limitation, naming the Administrative Agent as loss payee and/or additional insured, as applicable, on all such insurance policies under lender loss payable and/or additional insured endorsements satisfactory to the Administrative Agent; provided that, for the avoidance of doubt, the Administrative Agent hereby acknowledges that the insurance agent of the Borrower does not need to execute that certain Assignment of Business Interruption Insurance Policy as Collateral Security, dated as of the Closing Date, by the Borrower in favor of the Administrative Agent.  The Borrower shall, upon the request of the Administrative Agent, furnish to the Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

(b)                                 the Borrower hereby directs all insurers under such policies of insurance to pay all proceeds of insurance policies directly to the Administrative Agent for application against the Obligations.  The Borrower irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative

Agent), as the Borrower’s true and lawful attorney-in-fact for the purpose of (a) making, settling and adjusting claims under all such policies of insurance and for making all determinations and decisions with respect to such policies of insurance; provided, that if no Event of Default or Default is in existence, the Borrower shall be permitted to take such actions with respect to each claim of less than $250,000; and (b) endorsing the name of the Borrower or any other Loan Party on any check, draft, instrument or other item of payment received by the Borrower, any other Loan Party or the Administrative Agent pursuant to any such policies of insurance.

(c)                                  Unless the Borrower provides the Administrative Agent with evidence of the insurance coverage required by this Agreement, the Administrative Agent may purchase insurance at the Borrower’s expense, to protect the Administrative Agent’s interests in the Collateral.  This insurance may, but need not, protect the interests of the Loan Parties.  The coverage that the Administrative Agent purchases may not pay any claim that any Loan Party may make or any claim that is made against any Loan Party in connection with the Collateral.  The Borrower may later cancel any insurance purchased by the Administrative Agent, but only after providing the Administrative Agent with evidence that the Borrower has obtained insurance as required by this Agreement.  If the Administrative Agent purchases insurance for the Collateral, the Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance.  The costs of the insurance may be added to the Obligations.  The costs of the insurance may be more than the cost of insurance that the Loan Parties may be able to obtain on their own.

Section 8.5                                                              Financial Reports.

The Borrower shall, and shall cause each of its Subsidiaries to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent:

(a)                                  as soon as available, and in any event no later than 3 Business Days after the end of each calendar week (or on a more frequent basis if the Administrative Agent acting in its reasonable discretion so requires), a Borrowing Base Certificate in the form attached hereto as Exhibit B showing the computation of the Borrowing Base in reasonable detail as of the close of business on the last day of the immediately preceding week (with the list of all Receivables and Inventory deemed as ineligible updated not less often than one time per month), together with such other information as is therein required, prepared by the Borrower and certified to by its chief financial officer or such other officer of the Borrower reasonably acceptable to the Administrative Agent;

(b)                                 as soon as available, and in any event within 20 days after the last day of each calendar month, an accounts receivable and accounts payable aging for the Borrower and its Subsidiaries and an Inventory stock status report (by major category of Inventory and reserves by type and location of the relevant Inventory) for the Borrower and its Subsidiaries, each of the foregoing to be in form and scope reasonably satisfactory to the Administrative Agent and prepared by the Borrower and certified to by its chief financial officer or another officer of the Borrower reasonably acceptable to the Administrative Agent;

(c)                                  (i) for each calendar month (other than calendar months ending on the last day of a calendar quarter or on the last day of a fiscal year), as soon as available, and in any event within 30 days after the last day of each such calendar month, a copy of balance sheets of the Borrower and its Subsidiaries, by reporting segment, as of the last day of such month and statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries, in each case by reporting segment, for the month and for the fiscal year-to-date period then ended, and (ii) for each calendar month ending on the last day of a calendar quarter or ending on the last day of a fiscal year, as soon as available, and in any event within 45 days after the last day of each such calendar month ending on the last day of a calendar quarter and within 60 days after the last day of each such calendar month ending on the last day of a fiscal year, a copy of the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the last day of such month and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the month and for the fiscal year-to-date period then ended, in all cases, in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year as well as in comparative form against the business plan of the Borrower and its Subsidiaries for the current fiscal year (with an explanation of any material variances of actual results against such plan), prepared by the Borrower in accordance with GAAP (subject to the absence of footnotes required to be included in conformity with GAAP and year-end audit adjustments) and certified to by its chief financial officer or another officer of the Borrower reasonably acceptable to the Administrative Agent;

(d)                                 as soon as available, and in any event within 90 days after the close of each fiscal year of the Borrower, a copy of the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year as well as in comparative form against the business plan of the Borrower and its Subsidiaries for such fiscal year (with an explanation of any material variances of actual results against such plan unless such variances were previously explained in reports delivered pursuant to the preceding clause (c) above), accompanied in the case of the consolidated financial statements by an unqualified opinion of a firm of independent public accountants of recognized national standing, selected by the Borrower and reasonably satisfactory to the Administrative Agent, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(e)                                  promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of Borrower’s or any of its Subsidiary’s operations and financial affairs given to it by its independent public accountants;

(f)                                    promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by the Borrower or any of its Subsidiaries to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) filed by the Borrower or any of its Subsidiaries with any securities exchange or the Securities and Exchange Commission or any successor agency;

(g)                                 as soon as available, and in any event prior to the end of each fiscal year of the Borrower, a copy of a consolidated and consolidating business plan of the Borrower and its Subsidiaries for the following fiscal year, such business plan to show the projected consolidated and consolidating revenues, expenses and balance sheet of the Borrower and its Subsidiaries on an annual basis and on a fiscal month-by-month basis; in each case such business plans shall be in reasonable detail prepared by the Borrower and in form satisfactory to the Administrative Agent and the Required Lenders and shall include a summary of the assumptions and qualifications made in preparing such business plans;

(h)                                 prompt notice if the Borrower or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs;

(i)                                     promptly after knowledge thereof shall have come to the attention of any executive officer of the Borrower, written notice of any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against any the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or of the occurrence of any Default or Event of Default hereunder;

(j)                                     promptly after knowledge thereof shall have come to the attention of any executive officer of the Borrower, written notice of any default under, or breach or termination of, any material contract or agreement of the Borrower, where such default, breach or termination could reasonably be expected to have a Material Adverse Effect;

(k)                                  with reasonable promptness, such other business or financial data in the possession of the Borrower or any of its Subsidiaries, that the Borrower or any of its Subsidiaries normally prepares or that the Borrower or any of its Subsidiaries can prepare with reasonable efforts, as the Administrative Agent or any Lender may reasonably request; and

(l)                                     with each of the financial statements furnished to the Administrative Agent pursuant to subsections (c) (for the last month of a calendar quarter) and (d) above, a written certificate in the form attached hereto as Exhibit D signed by the chief financial officer of the Borrower, or another officer of the Borrower reasonably acceptable to the Administrative Agent, to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower or any of its Subsidiaries to remedy the same.  Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.22 of this Agreement.

Section 8.6                                                              Inspection.

The Borrower shall, and shall cause each other Loan Party to, permit the Administrative Agent and each of its duly authorized representatives and agents to visit and inspect any of its Property, corporate books and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with the Administrative Agent the finances and affairs of the Loan Parties) at such reasonable times and intervals as the Administrative Agent may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to the Borrower.  Each Lender shall have the right to have an agent or representative accompany the Administrative Agent during each such visit; provided, that each Lender shall be responsible for its own costs and expenses of such agent or representative.  The Administrative Agent may obtain (or direct the Borrower to obtain and provide to the Administrative Agent) updated appraisals on any fixed assets (including its equipment and/or real property) and inventory, or portion thereof, of the Loan Parties from time to time as the Administrative Agent may designate, which appraisal reports shall in each case be prepared by an appraiser reasonably acceptable to the Administrative Agent and be in such format and contain such detail as the Administrative Agent may reasonably request.  The reasonable costs and expenses incurred in obtaining any such inspections and/or appraisals shall in each case be borne by the Borrower (whether obtained by the Administrative Agent or the Borrower); provided that, unless a Default of Event of Default is then in existence, the Borrower shall not be obligated to incur the charges, costs and expenses of more than one Inventory appraisal during each twelve month period and more than three complete audits and inspections during each twelve month period.  The Borrower shall, at the Administrative Agent’s reasonable request, provide, at the Borrower’s expense, updated environmental questionnaires concerning activities and conditions affecting the real property owned, leased or operated by any Loan Party and, in the event that an environmental questionnaire indicates a material environmental problem, as determined by the Administrative Agent, environmental reports prepared for the Administrative Agent by an environmental consultant or an environmental engineering firm reasonably acceptable to the Administrative Agent concerning any real property owned, leased or operated by any Loan Party.

Section 8.7                                                              Borrowings and Guaranties.

The Borrower shall not, nor shall it permit any of its Subsidiaries to, issue, incur, assume, create or have outstanding any indebtedness or obligations, any Indebtedness for Borrowed Money, or be or become liable as endorser, guarantor or surety for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or advance funds thereto or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any material claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a)                                  the Obligations;

(b)                                 purchase money indebtedness and Capitalized Lease Obligations for the purchase or financing of machinery and equipment of the Borrower and its Subsidiaries in the ordinary course of business in an amount not to exceed $500,000 in the aggregate at any one time outstanding;

(c)                                  indebtedness listed on Schedule 8.7, which Indebtedness may be repaid and readvanced from time to time up to the amounts set forth on such schedule;

(d)                                 obligations of the Borrower arising out of interest rate, foreign currency, and commodity hedging agreements entered into for its own account with one or more Lenders or their Affiliates in the ordinary course of business;

(e)                                  endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(f)                                    unsecured Indebtedness for Borrowed Money not otherwise permitted by this Section of (i) the Borrower to any of its Subsidiaries in a principal amount (excluding interest paid in kind) not to exceed the US Dollar Equivalent amount of $1,000,000 in the aggregate at any one time outstanding, (ii) any Subsidiary of the Borrower to the Borrower in an aggregate principal amount (excluding interest paid in kind and non-cash amounts incurred for management fees) at any one time outstanding not to exceed the US Dollar Equivalent amount of $3,000,000 (or, during one period of 120 consecutive days within any period of 360 consecutive days, $4,000,000) and (iii) any Subsidiary of the Borrower to another Subsidiary of the Borrower; provided that at no time shall the aggregate principal amount (excluding interest paid in kind and non-cash amounts incurred for management fees) of Indebtedness for Borrower Money of Cobra Hong Kong to the Borrower and to all other Subsidiaries of the Borrower exceed the US Dollar Equivalent of $500,000;

(g)                                 indebtedness of Cobra Electronics Europe Limited, Cobra Electronics UK Limited and Performance Products Limited in an aggregate amount not to exceed the greater of £5,000,000 and €5,000,000 in the aggregate at any one time outstanding for working capital purposes;

(h)                                 indebtedness of the Borrower in respect of any Factoring Arrangements; and

(i)                                     unsecured indebtedness of the Borrower and its Subsidiaries not otherwise permitted by this Section in an amount not to exceed $250,000 in the aggregate at any one time outstanding.

Section 8.8                                                              Liens.

The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)                                  Liens listed on Schedule 8.8 hereto;

(b)                                 Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, bids, contracts or leases to which any Loan Party is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if so overdue, is being contested in good faith by appropriate proceedings or actions which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(c)                                  mechanics’, workmen’s, materialmen’s, landlords’, carriers’, or other similar Liens arising in the ordinary course of business that secures amounts that are not due or which are being contested in good faith by appropriate proceedings or actions which prevent enforcement of the matter under contest, and in any case which could not reasonably be expected to have a Material Adverse Effect;

(d)                                 judgment liens and judicial attachment liens not constituting an Event of Default under Section 9.1(g) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of the Borrower and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $500,000 at any one time outstanding;

(e)                                  Liens on property of the Borrower or its Subsidiary created solely for the purpose of securing indebtedness permitted by Section 8.7(b) hereof, representing or incurred to finance, refinance or refund the purchase price of Property, provided that no such Lien shall extend to or cover other Property of the Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the original purchase price of such Property, as reduced by repayments of principal thereon;

(f)                                    any interest or title of a lessor under any operating lease;

(g)                                 Liens securing the Indebtedness for Borrowed Money permitted pursuant to Section 8.7(g) hereof;

(h)                                 easements, rights-of-way, restrictions and other similar encumbrances against real property which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

(i)                                     Liens or other encumbrances on Receivables (and property rights and interests related to such Receivables) that are sold pursuant to a Factoring Arrangement; and

(j)                                     the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents to secure the Obligations.

Section 8.9                                                              Investments, Acquisitions, Loans and Advances.

The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets, stock or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)                                  investments listed on Schedule 8.9;

(b)                                 the Borrower’s investments in its Subsidiaries existing on the Closing Date;

(c)                                  investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(d)                                 investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof;

(e)                                  investments in certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

(f)                                    intercompany advances made from time to time from the Borrower to any one or more Subsidiaries of the Borrower or by any Subsidiaries of the Borrower or another Subsidiary of the Borrower (in each case, subject to the limits of Section 8.7(f) hereof) in the ordinary course of business to finance working capital needs; and

(g)                                 loans to officers, directors, employees and shareholders not in excess of $150,000 in the aggregate at any time outstanding.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 8.10                                                        Mergers, Consolidations and Sales.

The Borrower shall not, nor shall it permit any of its Subsidiaries to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section shall not apply to nor operate to prevent:

(a)                                  the sale of Inventory in the ordinary course of business;

(b)                                 the sale of Receivables pursuant to a Factoring Arrangement;

(c)                                  the merger of any Domestic Subsidiary of the Borrower with and into the Borrower (provided that the Borrower is the corporation surviving the merger); and

(d)                                 the sale, transfer, or other disposition of equipment (i) being replaced in the ordinary course of business with other equipment having a fair market value equal to or greater than that of the equipment being replaced, and so long as such replacement is completed within 90 days of such sale, transfer or other disposition, or (ii) no longer required in the operation of such Loan Party’s business, with an aggregate fair market value for all of the Loan Parties not to exceed $250,000 in any fiscal year.

So long as no Default or Event of Default has occurred and is continuing or would arise as a result thereof, upon the written request of the Borrower, the Administrative Agent shall release its Lien on any Property sold pursuant to the foregoing clause (d).

Section 8.11                                                        Maintenance of Subsidiaries.

The Borrower shall not assign, sell or transfer, nor shall it permit any of its Subsidiaries to issue, assign, sell or transfer, any shares of capital stock; provided, however, that the foregoing shall not operate to prevent (a) Liens on the capital stock of Loan Parties granted to the Administrative Agent pursuant to the Collateral Documents and (b) any transaction permitted by Section 8.10(c) above.

Section 8.12                                                        Dividends and Certain Other Restricted Payments.

The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests (including, without limitation, any payments in respect of stock appreciation rights and common stock equivalents), (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants or options to acquire the same, or (c) pay consulting, management, or other similar fees to their Affiliates (collectively, “Restricted Payments”); provided, however, that the foregoing shall not operate to prevent (i) the making of dividends or distributions by any Subsidiary of the Borrower to the Borrower or to another Subsidiary of the Borrower, and (ii) commencing with the calendar year ending December 31, 2011, the making of dividends or distributions by the Borrower and the repurchase by the Borrower of its equity securities up to an aggregate amount not to exceed $1,250,000 in any fiscal year so long as (x) no Default or Event of Default exists or would otherwise arise as a result thereof, (y) the Fixed Charge Coverage Ratio (measured as of the day of declaration in the case of dividends and as of the day of payment in the case of distributions and repurchases) for the twelve month period ending on the last day of the fiscal quarter most recently ended, as determined on a pro forma basis, after giving effect to such dividend, distribution or repurchase, is not less than 1.20 to 1.0 and (z) average daily Excess Availability for the 30 day period immediately preceding the day of declaration of such dividend or the day of payment of such distribution or repurchase, as applicable, and on the day of declaration of such dividend or the day of payment of such distribution or repurchase, in each case after giving effect to such dividend, distribution or repurchase, exceeds the lesser of (1) $5,000,000 and (2) the greater of (A) $4,000,000 and (B) Minimum Required Excess Availability Amount.

Section 8.13                                                        ERISA.

The Borrower shall, and shall cause each of its Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any Property with a fair maker value in excess of $250,000.  The Borrower shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent and each Lender of any of the following if it would reasonably be expected to result in liability in excess of $250,000:  (a) the occurrence of any Reportable Event (as defined in Section 4043 of ERISA) with respect to a Plan, (b) receipt of any written notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any other Loan Party of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any other Loan Party with respect to any post-retirement Welfare Plan benefit.

Section 8.14                                                        Compliance with Laws.

The Borrower shall, and shall cause each of its Subsidiaries to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property which is not permitted under Section 8.8 hereof.

Section 8.15                                                        Burdensome Contracts With Affiliates.

The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are materially less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 8.16                                                        No Changes in Fiscal Year.

The Borrower’s fiscal year ends on December 31 of each year, and the Borrower shall not change its fiscal year from its present basis.

Section 8.17                                                        Formation of Subsidiaries.

Except for Subsidiaries existing on the Closing Date and disclosed on Schedule 6.2 hereof, the Borrower shall not, nor shall it permit any of its Subsidiaries to, form or acquire any other Subsidiary.

Section 8.18                                                        Change in the Nature of Business.

The Borrower shall not, nor shall it permit any of its Subsidiaries to, engage in any business or activity if as a result the general nature of the business of the Borrower or any

Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.

Section 8.19                                                        Use of Loan Proceeds.

The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.

Section 8.20                                                        No Restrictions.

Except as provided herein, the Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Loan Party to: (a) pay dividends or make any other distribution on any Loan Party’s capital stock or other equity interests owned by any other Loan Party, (b) pay any indebtedness owed to any Loan Party, (c) make loans or advances to any Loan Party, (d) transfer any of its Property to any Loan Party or (e) guarantee the Obligations and/grant Liens on its assets to the Administrative Agent as required by the Loan Documents other than (i) restrictions or conditions imposed by any agreement relating to purchase money indebtedness and Capitalized Lease Obligations for the purchase or financing of machinery and equipment permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such indebtedness and (ii) customary provisions in leases, licenses and other contracts restricting the assignment thereof.

Section 8.21                                                        Subordinated Debt.

The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend or modify any of the terms or conditions relating to any Subordinated Debt or make any voluntary prepayment thereof or effect any voluntary redemption thereof or make any payment on account of Subordinated Debt which is prohibited under the terms of any instrument or agreement subordinating the same to the Obligations.

Section 8.22                                                        Financial Covenants.

(a)                                  Capital Expenditures.  The Borrower shall not permit aggregate Capital Expenditures expended or incurred by the Borrower and its Subsidiaries (determined exclusive of Capital Expenditures with the Net Cash Proceeds of an Event of Loss in order to replace the Property subject to such Event of Loss) to exceed $3,500,000 for any fiscal year.  If the Borrower and its Subsidiaries do not utilize the entire amount of Capital Expenditures permitted in any fiscal year, so long as no Default or Event of Default exists or would be caused thereby, the Borrower may carry forward to the immediately succeeding fiscal year only, 50% of such unutilized amount (with Capital Expenditures made by the Borrower and its Subsidiaries in such succeeding fiscal year applied last to such unutilized amount).

(b)                                 Fixed Charge Coverage Ratio.  The Borrower shall not permit the Fixed Charge Coverage Ratio, on the last day of each calendar quarter commencing with the calendar quarter ending September 30, 2010, for the three month period ending September 30, 2010, the six month period ending December 31, 2010, the nine month period ending March 31, 2011 and each twelve month period ending on the last day of each calendar quarter thereafter, to be less than 1.10 to 1.0.

Section 8.23                                                        Amendment of Organizational Documents.

The Borrower shall not, and the Borrower shall not permit any of its Subsidiaries to, amend its Certificate or Articles of Incorporation, as applicable, or By-Laws, partnership agreement, limited liability company agreement, operating agreement or other organizational documents, as applicable, in any case in any manner that would be reasonably likely to have a Material Adverse Effect.  The Borrower agrees to provide the Administrative Agent with a copy of any amendment of any Loan Party’s Certificate or Articles of Incorporation or By-Laws or any other organizational documents on or before its effective date.

Section 8.24                                                        Operating Accounts.

Subject to Section 4.2, the Borrower shall, and shall cause each of its Domestic Subsidiaries to, maintain all of its lockbox accounts, blocked accounts, disbursement accounts and other operating accounts (other than the PrivateBank Accounts, the RBS Accounts and petty cash accounts, disbursement accounts and payroll accounts) with Harris N.A. or another Lender.

Section 8.25                                                        Intellectual Property.

The Borrower shall promptly notify the Administrative Agent if any Loan Party acquires rights to any U.S. federally registered patents, trademarks, tradenames or copyrights in which its does not have such rights as of the Closing Date.

SECTION 9.
EVENTS OF DEFAULT AND REMEDIES.

Section 9.1                                                              Events of Default.

Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)                                  default in the payment when due of all or any part of the principal of or interest in respect of the Loans or any Reimbursement Obligations (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any fee or other Obligation payable hereunder or under any other Loan Document;

(b)                                 default in the observance or performance of any covenant set forth in Sections 8.1 and 8.4-8.25 (inclusive), hereof or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;

(c)                                  default in the observance or performance of any provision hereof (other than as set forth in clause (b) above), which is not remedied within 15 days after the occurrence thereof;

(d)                                 any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(e)                                  any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents and continues beyond any cure or  grace period set forth therein, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Administrative Agent in the Collateral or any material part thereof except as expressly permitted by the terms thereof, or any Loan Party takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f)                                    default shall occur and be continuing under any Indebtedness for Borrowed Money issued, assumed or guaranteed by any Loan Party aggregating in excess of $500,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

(g)                                 any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes shall be entered or filed against any Loan Party, or against any of its Property, in an aggregate amount in excess of $250,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

(h)                                 any Loan Party, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $250,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $250,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by any Loan Party, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against any Loan Party, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 45 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i)                                     any Change of Control shall occur;

(j)                                     the Borrower or any of its Subsidiaries shall (i) have entered involuntarily against it an order for relief under the Bankruptcy Code, as amended, and such order is not dismissed within 60 calendar days of the date of the entry thereof (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof;

(k)                                  a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries, or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against the Borrower or any of its Subsidiaries, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days;

(l)                                     the Borrower or any of its Subsidiaries voluntarily or involuntarily dissolves, except as permitted under Section 8.1;

(m)                               the Borrower or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or a material part of its business affairs and such event has had or could be reasonably likely to have a Material Adverse Effect;

(n)                                 a breach shall occur under any intercreditor or subordination agreement or any subordination provisions of any agreement, in each case evidencing or relating to any Subordinated Debt;

(o)                                 any loss, theft, substantial damage or destruction of any item or items of Collateral shall occur if (i) the amount of such loss with respect to which the insurer has not within 30 days accepted liability exceeds $500,000 or (ii) such loss results in an interruption of the business of any Loan Party which could reasonably be expected to have a Material Adverse Effect;

(p)                                 there shall be instituted in any court criminal proceedings against any the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries shall be indicted for any crime, in either case for which forfeiture of a material amount of its Property is a potential penalty;

(q)                                 Borrower, any Subsidiary of Borrower or any Guarantor, or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent.

(r)                                    an event shall occur which has a Material Adverse Effect.

Section 9.2                                                              Non-Bankruptcy Defaults.

When any Event of Default other than those described in subsection (k) or (l) of Section 9.1 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower:  (a) if so directed by the Required Lenders, terminate the remaining Revolving Credit Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans and all other Obligations to be forthwith due and payable and thereupon all outstanding Loans and all other Obligations, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately pay to the Administrative Agent 105% of the full amount then available for drawing under each or any Letter of Credit, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit.  The Administrative Agent, after giving notice to the Borrower pursuant to this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 9.3                                                              Bankruptcy Defaults.

When any Event of Default described in subsections (k) or (l) of Section 9.1 hereof has occurred and is continuing, then all outstanding Loans and other Obligations shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately pay to the Administrative Agent 105% of the full amount then available for drawing under all outstanding Letters of Credit, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 9.4                                                              Collateral for Undrawn Letters of Credit.

(a)                                  If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 1.9(b) or under Section 9.2 or 9.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b)                                 All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Administrative Agent or the L/C Issuer, and to the payment of the unpaid balance of any Loans and all other Obligations secured by the Collateral Documents.  The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders and the L/C Issuer.

Section 9.5                                                              Expenses.

The Borrower agrees to pay to the Administrative Agent all expenses reasonably incurred or paid by the Administrative Agent, including reasonable attorneys’ fees and court costs, in connection with any Default or Event of Default or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with a proceeding under the Bankruptcy Code, as amended).

SECTION 10.
CHANGE IN CIRCUMSTANCES.

Section 10.1                                                        Change of Law.

Notwithstanding any other provisions of this Agreement or any Note, if at any time any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans.  The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 10.2                                                        Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR.

If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a)                                  the Administrative Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such

Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b)                                 the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans has become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from the Lenders by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 10.3                                                        Increased Cost and Reduced Return.

(a)                                  If, on or after the date hereof, in the reasonable interpretation of the Administrative Agent or any Lender, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)                                     shall subject any Lender or the L/C Issuer (or its Lending Office) to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) or the L/C Issuer of the principal of or interest on its Eurodollar Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans, or issue a Letter of Credit, or acquire participations therein (except for changes with respect to Excluded Taxes); or

(ii)                                  shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or the L/C Issuer or shall impose on any Lender (or its Lending Office) or the L/C Issuer or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) or the L/C Issuer under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender or the L/C Issuer to be material, then, within 15 days after demand by such Lender or the L/C Issuer (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender or the L/C Issuer such additional amount or amounts as will compensate such Lender or the L/C Issuer for such increased cost or reduction.  Upon the receipt by the Borrower of such demand, the Borrower shall have the option to immediately repay such Eurodollar Loan or convert such Eurodollar Loan to a Base Rate Loan (in each case, subject to Section 1.12 hereof), or terminate such Letter of Credit, in each case in order to minimize or eliminate such increased cost or reduction.

(b)                                 If, after the date hereof, any Lender, the L/C Issuer or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or the L/C Issuer or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has had the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or the L/C Issuer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the L/C Issuer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender or the L/C Issuer to be material, then from time to time, within 15 days after demand by such Lender (with such demand to be made by such Lender or the L/C Issuer within 180 days of the incurrence of such reduction, and a copy of such demand to be sent to the Administrative Agent), the Borrower shall pay to such Lender or the L/C Issuer such additional amount or amounts as will compensate such Lender or the L/C Issuer for such reduction.  Upon the receipt by the Borrower of such demand, the Borrower shall have the option to immediately repay such Eurodollar Loan or convert such Eurodollar Loan to a Base Rate Loan (in each case subject to Section 1.12 hereof), or terminate such Letter of Credit, in each case in order to minimize or eliminate such incurred cost or reduction.

(c)                                  A certificate of a Lender or the L/C Issuer claiming compensation under this Section 10.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive if reasonably determined.  In determining such amount, such Lender or the L/C Issuer may use any reasonable averaging and attribution methods.

Section 10.4                                                        Lending Offices.

Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent.  If any Lender requests additional compensation under Section 10.3 or 12.1 hereof, then such Lender shall use reasonable efforts to promptly designate a different one of its Lending Offices or to assign its rights and obligations hereunder to another of its offices or branches, if (a) in the reasonable judgment of such Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 10.3 or 12.1 hereof, as applicable, and (b) in the reasonable judgment of such Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it.

Section 10.5                                                        Discretion of Lender as to Manner of Funding.

Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Eurodollar Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 11.
THE ADMINISTRATIVE AGENT.

Section 11.1                                                        Appointment and Authorization of Administrative Agent.

Each Lender hereby appoints Harris N.A. as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.  The Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein.

Section 11.2                                                        Administrative Agent and its Affiliates.

The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents.  The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender.  References in Section 1 hereof to the Administrative Agent’s Loans, or to the amount owing to the Administrative Agent for which an interest rate is being determined, refer to the Administrative Agent in its individual capacity as a Lender.

Section 11.3                                                        Action by Administrative Agent.

If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 8.5(j) or (l) hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof.  The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein.  Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Section 9.2.  Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders.  Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders.  In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense and liability which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Borrower.  In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder.  Any instructions, consents, approvals or waivers of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.  No Lender may take any action to directly enforce the Obligations owing to it or with respect to the Collateral except at the direction of the Administrative Agent acting in accordance with this Agreement.

Section 11.4                                                        Consultation with Experts.

The Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5                                                        Liability of Administrative Agent; Credit Decision.

Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of any Loan Party contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence.  The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care.  The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties.  In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents.  The Administrative Agent may treat the payee of any Revolving Note as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent.  Each Lender acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents.  It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and the other Loan Parties, and the Administrative Agent shall have no liability to any Lender with respect thereto.

Section 11.6                                                        Indemnity.

The Lenders shall ratably, in accordance with their respective Revolver Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified.  The obligations of the Lenders under this Section shall survive termination of this Agreement.  The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement.

Section 11.7                                                        Resignation of Administrative Agent and Successor Administrative Agent.

The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower.  Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent, and, so long as no Event of Default has occurred and is continuing, such appointment shall be subject to the prior written consent of the Borrower.  If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, and, so long as no Event of Default has occurred and is continuing, such appointment shall be subject to the prior written consent of the Borrower, which successor shall be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000.  Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor.  If the Administrative Agent resigns and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and (i) the Borrower shall be directed to make all payments due each Lender hereunder directly to such Lender and (ii) the Administrative Agent’s rights in the Collateral Documents shall be assigned without representation, recourse or warranty to the Lenders as their interests may appear.

Section 11.8                                                        L/C Issuer and Swingline Lender.

The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Swingline Lender shall act on behalf of the Lenders with respect to the Swingline Loans made hereunder.  The L/C Issuer and the Swingline Lender shall each have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 11 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit or by the Swingline Lender in connection with Swingline Loans made or to be made hereunder as fully as if the term “Administrative Agent”, as used in this Section 11, included the L/C Issuer and the Swingline Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the L/C Issuer or the Swingline Lender, as applicable.

Section 11.9                                                        Hedging Liability and Funds Transfer and Deposit Account Liability.

By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 12.12 hereof, as the case may be, any Affiliate of such Lender with whom the Borrower has entered into an agreement creating Hedging Liability or Funds Transfer and Deposit Account Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranties as more fully set forth in Section 3.1 hereof.  At the Administrative Agent’s request, each Lender shall deliver to the Administrative Agent a report on the amount and nature of Hedging Liability and Funds Transfer and Deposit Account Liability owing to such Lender and its Affiliates.  In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Funds Transfer and Deposit Account Liability unless such Lender or its Affiliate has notified the Agent in writing of the amount of any such liability owed to it prior to such distribution.

Section 11.10                 Authorization to Release Liens and Limit Amount of Certain Claims.

The Administrative Agent is hereby irrevocably authorized by each of the Lenders to release any Lien covering any Property of the Loan Parties that is the subject of a sale or other disposition which is permitted by this Agreement or which has been consented to in accordance with Section 12.13.  The Administrative Agent is further irrevocably authorized by each of the Lenders to reduce or limit the amount of the obligations secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing, recording and similar taxes.

Section 11.11                 Proportionate Interest of Lenders under the Loan Documents.

In the event any remedy is exercised with respect to the Loan Documents or the Collateral, the Administrative Agent shall pursue remedies designated by the Required Lenders.  Each Lender agrees that no Lender shall have any right individually to realize upon the security created by the Loan Documents or otherwise enforce any provision thereof, or make demand thereunder, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the ratable benefit of the Lenders, under the terms of this Agreement and the Loan Documents.  Nothing set forth in the previous sentence shall confer any rights or benefit on the Borrower or on any other Person except the Lenders.

SECTION 12.
MISCELLANEOUS.

Section 12.1                   Withholding Taxes.

(a)           Payments Free of Withholding.  Except as otherwise required by law and subject to Section 12.1(b) hereof, each payment by the Borrower under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than Excluded Taxes).  If any such withholding is so required, the Borrower shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender or the Administrative Agent (as the case may be) would have received had such withholding not been made.  If the Administrative Agent or any Lender pays any amount in respect of any such taxes, penalties or interest, the Borrower shall reimburse the Administrative Agent or such Lender for that payment on demand in the currency in which such payment was made.  If the Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment, certified copies thereof or such other evidence as reasonably requested by the Administrative Agent to the Lender or

Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.

(b)           U.S. Withholding Tax Exemptions.  Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender hereunder, two duly completed and signed copies of (i) either Form W-8 BEN (relating to such Lender and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) or Form W-8 ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code).  Thereafter and from time to time, each Lender shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Borrower in a written notice, directly or through the Administrative Agent, to such Lender and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents or the Obligations.  Upon the request of the Borrower or the Administrative Agent, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent a certificate to the effect that it is such a United States person and that it is exempt from backup withholding tax on IRS Form W-9 (or an applicable replacement or successor form).

(c)           Inability of Lender to Submit Forms.  If any Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof or otherwise, that it is unable to submit to the Borrower or the Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to subsection (b) of this Section 12.1 or that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Borrower and Administrative Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable; in such event the Borrower shall withhold the required taxes as provided by applicable law and in compliance with Section 12.1(a).

(d)           Refunds and Credits.  So long  as no Event of Default has occurred and is continuing, if the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund or credit (available in lieu of a refund) of any taxes for which Borrower has made a payment pursuant to Section 12.1(a) or Section 12.4, it shall pay over such refund or credit to the Borrower (but only to the extent of the additional amounts paid by the Borrower under this Section 12.1(a) or Section 12.4 with respect to the taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant taxing authority with respect to such refund or credit); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant taxing authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund or credit to such taxing authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person or to alter its customary practices and procedures with respect to the administration of taxes.

Section 12.2                   No Waiver, Cumulative Remedies.

No delay or failure on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.  The rights and remedies hereunder of the Administrative Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 12.3                   Non-Business Days.

If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable.  In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 12.4                   Documentary Taxes.

The Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 12.5                   Survival of Representations.

All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 12.6                   Survival of Indemnities.

All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans and Letters of Credit, including, but not limited to, Sections 1.12, 10.3 and 12.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 12.7                   Sharing of Set-Off.

Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.  For purposes of this Section, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.

Section 12.8                   Notices.

Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by facsimile) and shall be given to the relevant party at its address or facsimile number set forth below, or such other address or facsimile number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by facsimile or by other telecommunication device capable of creating a written record of such notice and its receipt.  Notices under the Loan Documents to the Lenders and the Administrative Agent shall be addressed to their respective addresses or facsimile numbers set forth on the signature pages hereof, and to the Borrower to:

Cobra Electronics Corporation

6500 West Cortland Street

Chicago, Illinois 60707

Attention:	Michael Smith, SVP & CFO
Telephone:	(773) 804-6281
Facsimile:	(773) 889-8901

With copies to:

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois  60603

Attention:	Michael L. Gold
Telephone:	(312) 853-7148
Facsimile:	(312) 853-7036

Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile numbers specified in this Section or on the signature pages hereof and a confirmation of such facsimile has been received by the sender, (ii) if given by mail, three Business Days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or on the signature pages hereof; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

Section 12.9                   Counterparts.

This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 12.10                 Successors and Assigns.

This Agreement shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Administrative Agent and each of the Lenders and the benefit of their respective successors and permitted assigns, including any subsequent holder of any of the Obligations.  The Borrower may not assign any of its rights or obligations under any Loan Document without the written consent of all of the Lenders.

Section 12.11                 Participants.

Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Revolving Credit Commitments held by such Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and the Administrative Agent shall have no obligation or responsibility to such participant.  Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest.

Any party to which such a participation has been granted shall have the benefits of Section 1.11 and Section 10.3 hereof; provided that the rights of any Participant only shall be derivative through the granting Lender with whom such Participant participates and more specifically, no Participant shall be entitled to receive any greater payment under Section 10.3 or 12.1 hereof than the granting Lender would have been entitled to receive with respect to the participation sold to such Participant.  The Borrower authorizes each Lender to disclose to any participant or prospective participant under this Section any financial or other information pertaining to any Loan Party.

Section 12.12                 Assignments.

(a)           Each Lender shall have the right at any time, with the prior consent of the Administrative Agent and, so long as no Event of Default then exists (except for (x) assignments to a Lender, an Affiliate of a Lender or a Related Fund for which the consent of the Borrower shall not be required, and (y) assignments of a portion of the Revolving Credit Commitments to a Lender holding a portion of the Revolving Credit Commitment, an Affiliate of a Lender holding a Revolving Credit Commitment or a Related Fund related to a Lender holding a Revolving Credit Commitment for which the consent of the Administrative Agent shall not be required), the Borrower (which consents shall not be unreasonably withheld or delayed) to sell, assign, transfer or negotiate all or any part of its rights and obligations under the Loan Documents (including, without limitation, the indebtedness evidenced by the Revolving Notes then held by such assigning Lender, together with an equivalent percentage of its obligation to make Loans and participate in Letters of Credit) to one or more commercial banks or other financial institutions or investors, provided that, unless otherwise agreed to by the Administrative Agent, such assignment shall be of a fixed percentage (and not by its terms of varying percentage) of the assigning Lender’s rights and obligations under the Loan Documents; provided, however, that in order to make any such assignment (i) unless the assigning Lender is making such assignment to another Lender, an Affiliate of a Lender or a Related Fund, the assigning Lender is assigning all of its Revolving Credit Commitments, outstanding Loans and interests in Letters of Credit or such requirement is otherwise waived by the Administrative Agent and, so long as no Event of Default then exists, the Borrower (which consent by Borrower shall not be unreasonably withheld or delayed), such assignment shall be in a minimum aggregate amount equal to $1,000,000, (ii) each such assignment shall be evidenced by a written agreement (substantially in the form attached hereto as Exhibit E or in such other form acceptable to the Administrative Agent) executed by such assigning Lender, such assignee Lender or Lenders, the Administrative Agent and, if required as provided above, the Borrower, which agreement shall specify in each instance the portion of the Obligations which are to be assigned to the assignee Lender and the portion of the Revolving Credit Commitments of the assigning Lender to be assumed by the assignee Lender, and (iii) the assigning Lender shall pay to the Administrative Agent a processing fee of $3,500 (other than in connection with an assignment to a Lender or a Related Fund) and any out-of-pocket attorneys’ fees and expenses incurred by the Administrative Agent in connection with any such assignment agreement.  Any such assignee shall become a Lender for all purposes hereunder to the extent of the rights and obligations under the Loan Documents it assumes and the assigning Lender shall be released from its obligations, and will have released its rights, under the Loan Documents to the extent of such assignment.  The address for notices to such assignee Lender shall be as specified in the assignment agreement executed by it.  Promptly upon the effectiveness of any such assignment agreement, the Borrower shall execute and deliver replacement Notes to the assignee Lender and the assigning Lender in the respective amounts of their Revolving Credit Commitments (or assigned principal amounts, as applicable) after giving effect to the reduction occasioned by such assignment (all such Notes to constitute “Notes” for all purposes of the Loan Documents), and the assignee Lender shall thereafter surrender to the Borrower its old Notes.  The Borrower authorizes each Lender to disclose to any purchaser or prospective purchaser of an interest in the Loans and interest in Letters of Credit owed to it or its Revolving Credit Commitments under this Section any financial or other information pertaining to any Loan Party.

(b)           Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

Section 12.13                 Amendments.

No amendment or waiver of any provision of this Agreement or any other Loan Document (including without limitation any Note), nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall be effective, unless (i) in writing and signed by each affected Lender, to do any of the following:  (1) increase or decrease the aggregate Revolving Loan Commitments or any Lender’s Revolving Loan Commitment; (2) reduce the principal of, or interest on, any amount payable hereunder or under any Note, other than those payable only to Administrative Agent, which may be reduced by Administrative Agent unilaterally; (3) increase or decrease any interest rate payable hereunder other than in connection with a waiver or reduction of a supplemental rate of interest implemented pursuant to Section 1.10 hereof; (4) other than in connection with a mandatory prepayment under Section 1.9(b) hereof, postpone any date fixed for any payment of principal of, or interest on, any amounts payable hereunder or under any Note, other than those payable only to Administrative Agent, which may be postponed by Administrative Agent unilaterally; (5) increase any advance percentage contained in the definition of the terms “Borrowing Base”, “Real Estate Availability” or “Insurance Availability”; (6) reduce the number of Lenders that shall be required for Lenders or any of them to take any action hereunder; (7) other than in connection with a sale, transfer, or other disposition permitted pursuant to Section 8.10 hereof, release or discharge any Person liable for the performance of any obligations of any Borrower hereunder or under any of the Loan Documents; (8) amend any provision of this Agreement that requires the consent of all Lenders or consent to or waive any breach thereof; (9) amend the definition of the term “Required Lenders”; (10) amend this Section 12.13; or (11) release the Administrative Agent’s lien on or security interest in all or substantially all of the Collateral, unless otherwise permitted pursuant to the Loan Documents;  or (ii) in writing and signed by Administrative Agent, the Swingline Lender or the L/C Issuer in

addition to the Lenders required above to affect the rights or duties of Administrative Agent, the Swingline Lender or the L/C Issuer under this Agreement, any Note or any other Loan Document.  If a fee is to be paid by Borrowers in connection with any waiver or amendment hereunder, the agreement evidencing such amendment or waiver may, at the discretion of Administrative Agent (but shall not be required to), provide that only Lenders executing such agreement by a specified date may share in such fee (and in such case, such fee shall be divided among the applicable Lenders on a pro rata basis without including the interests of any Lenders who have not timely executed such agreement).

Section 12.14                 Headings.

Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 12.15                 Costs and Expenses; Indemnification.

(a)           The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, negotiation, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by the Administrative Agent in connection with periodic collateral filing fees and lien searches.  The Borrower further agrees to indemnify the Administrative Agent, each Lender, and their respective directors, officers, employees, agents, financial advisors, and consultants against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than to the extent of those which arise, in whole or in part, from the gross negligence or willful misconduct of the party claiming indemnification.  The Borrower, upon demand by the Administrative Agent or a Lender at any time, shall reimburse the Administrative Agent or such Lender for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified; provided that such legal expenses shall be limited to the fees of one counsel to the Administrative Agent and one counsel to the other Lenders in the aggregate.  The obligations of the Borrower under this Section shall survive the termination of this Agreement.

(b)           The Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, the Administrative Agent and the Lenders for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by any Loan Party or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder, by any Loan Party or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with any Loan Party or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by any Loan Party made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages to the extent arising from the willful misconduct or gross negligence of the party claiming indemnification.  This indemnification shall survive the payment and satisfaction of all Obligations and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification.  This indemnification shall be binding upon the successors and assigns of the Borrower and shall inure to the benefit of Administrative Agent and the Lenders directors, officers, employees, agents, and collateral trustees, and their successors and assigns.

Section 12.16                 Set-off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender and each subsequent holder of any Obligation is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, at the direction of the Administrative Agent, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust or payroll accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of the Borrower, whether or not matured, against and on account of the Obligations of the Borrower to that Lender or that subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 12.17                 Entire Agreement.

The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 12.18                 Governing Law.

This Agreement and the other Loan Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois.

Section 12.19                 Severability of Provisions.

Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 12.20                 Excess Interest.

Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other Obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”).  If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest.  Notwithstanding the foregoing, but subject to applicable law, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 12.21                 Construction.

Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents; provided, however, that to the extent of any conflict between the provisions of this Agreement and the provisions of any Collateral Documents, the provisions of this Agreement shall govern and control for all purposes.

Section 12.22                 Lenders’ Obligations Several.

The obligations of the Lenders hereunder are several and not joint.  Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

Section 12.23                 Submission to Jurisdiction; Waiver of Jury Trial.

The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby.  The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  THE BORROWER, THE ADMINISTRATIVE AGENT, AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

[Signature Pages Follow]

This Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

COBRA ELECTRONICS CORPORATION

By:	/s/ Michael Smith
Name:	Michael Smith
Title:	Sr. Vice President and CFO

HARRIS N.A.,
in its individual capacity as a Lender, as L/C Issuer
and as Administrative Agent

By:	/s/ William J. Kennedy
Name:	William J. Kennedy
Title:	Vice President

Address:

111 West Monroe Street
Chicago, Illinois 60603
Attention: Asset Based Lending
Facsimile:	(312) 765-1641
Telephone:	(312) 461-2116

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FIFTH THIRD BANK,
in its individual capacity as a Lender

By:	/s/ Herbert M. Kidd II
Name:	Herbert M. Kidd
Title:	Vice President

Address:

Attention:
Facsimile:
Telephone:

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ANNEX 1

Definitions

Definitions.

The following terms when used herein shall have the following meanings:

“Account Debtor” means the Person who is obligated on a Receivable.

“Adjusted EBITDA” means, with reference to any period, EBITDA plus (a)(i) losses with respect to the cash surrender value of the Life Policies, (ii) FASB 123 stock option expenses, (iii) foreign exchange losses, (iv) deferred revenue charges (net of any deferred revenue charges realized from prior periods), (v) write-downs of intangible assets (to the extent, with respect to the foregoing clauses (ii), (iii), (iv) and (v), they are non-cash charges), (vi) breakage fees payable in cash incurred on the Closing Date as a result of the termination by the Borrower of any agreement with respect of swaps so long as, after giving effect to the payment of such fees, Excess Availability is at least the Minimum Required Excess Availability Amount and (vii) other non-cash losses acceptable to the Administrative Agent in its reasonable credit judgment, minus (b)(i) gains with respect to the cash surrender value of the Life Policies, (ii) foreign exchange gains, (iii) write-ups of intangible assets (to the extent, with respect to the foregoing clauses (ii) and (iii), they are non-cash charges) and (iv) other non-cash gains acceptable to the Administrative Agent in its reasonable credit judgment.

“Administrative Agent” means Harris N.A., in its capacity as Administrative Agent hereunder,  and any successor pursuant to Section 11.7 hereof.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person.  A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Credit Agreement, as the same may be amended, modified, or supplemented from time to time pursuant to the terms hereof.

“Applicable Margin” means with respect to Loans, Reimbursement Obligations and letter of credit fees payable under Section 2.1 hereof with respect to Standby Letters of Credit and Commercial Letters of Credit, in each case until the first Pricing Date, the rates per annum shown opposite Level II below, and thereafter from one Pricing Date to the next, the

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Applicable Margin means the rates per annum determined in accordance with the following schedule:

Level	Fixed Charge Coverage Ratio	Applicable Margin for Base Rate Loans and Reimbursement Obligations	Applicable Margin for Eurodollar Loans	Applicable Margin for letter of credit fees with respect to Standby Letters of Credit	Applicable Margin for letter of credit fees with respect to Commercial Letters of Credit
III	Less than 1.20 to 1.0	2.25%	3.75%	3.75%	1.875%
II	Greater than or equal to 1.20 to 1.0 but less than or equal to 1.75 to 1.0	2.00%	3.50%	3.50%	1.75%
I	Greater than 1.75 to 1.0	1.75%	3.25%	3.25%	1.625%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Borrower ending on or after December 31, 2010, the date on which the Administrative Agent is in receipt of the Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 8.5 hereof.  The Applicable Margin shall be established based on the Fixed Charge Coverage Ratio measured as of the last day of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2010.  The Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date.  If the Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.5 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e. Level III pricing shall apply).  If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date.  In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date.  Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders, subject to adjustment for manifest error.

“Application” is defined in Section 1.3(b) hereof.

“Authorized Representative” means those persons shown on the list of officers and employees of the Borrower provided by the Borrower pursuant to Section 7.2(h) hereof or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers and employees of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Bankruptcy Code” means Title 11 of the United States Code or any other similar federal or state statute.

“Base Rate” means, for any day, the greatest of:  (i) the rate of interest announced or otherwise established by Agent from time to time as its prime commercial rate, or its

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equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be Administrative Agent’s best or lowest rate), (ii) the sum of (x) the rate determined by Agent to be the average (rounded upward, if necessary, to the next higher of 1/100 of 1%) of the rates per annum quoted to Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by Administrative Agent for sale to Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount owed to Agent for which such rate is being determined, plus (y) ½ of 1% and (iii) the then applicable LIBOR Lending Rate for one month interest periods plus 1%.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 1.3(a) hereof.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrower’s Account” means the Borrower’s general operating account with the Administrative Agent.

“Borrowing” means the total of Revolving Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under the Revolving Credit Commitments on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Revolving Loans are made and maintained ratably from each of the Lenders under the Revolving Credit Commitments according to their Revolver Percentages of the Revolving Credit Commitments.  A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Revolving Loan commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Revolving Loan to the other, all as determined pursuant to Sections 1.2 and 1.5 hereof.

“Borrowing Base” means, as of any time it is to be determined, the result of:

(a)           85% of the difference between the then outstanding unpaid amount of Eligible Receivables less any and all returns, rebates, discounts, claims, credits, allowances and/or finance charges of any nature at any time issued, owing, available to or claimed by Account Debtors, granted, outstanding or payable in connection with such Eligible Receivables at such time; plus

(b)           the lesser of (i) the sum of 65% of the value, computed at the lower of cost or market using the first-in first-out method of Inventory valuation applied by the Borrower in accordance with GAAP, of Eligible Inventory, and (ii) the sum of 85% of the Net Orderly Liquidation Value, based on the then most recent appraisal of Eligible Inventory; plus

(c)           the least of (i) the sum of 65% of the value, computed at the lower of cost or market using the first-in first-out method of Inventory valuation applied by the Borrower in accordance with GAAP, of Eligible In-Transit Inventory and (ii) the sum of 85% of the Net

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Orderly Liquidation Value, based on the most recent appraisal, of Eligible In-Transit Inventory and (iii) $3,000,000; plus

(d)           with respect to Letters of Credit issued for the purpose of purchasing Eligible In-Transit Inventory, the lesser of (i) the sum of 65% of the value, computed at the lower of cost or market using the first-in first-out method of Inventory valuation applied by the Borrower in accordance with GAAP, of such underlying Eligible In-Transit Inventory and (ii) the sum of 85% of the Net Orderly Liquidation Value, based on the most recent appraisal, of such underlying Eligible In-Transit Inventory (provided, that in no event shall the aggregate sum of clauses (c) and (d) of this definition exceed $3,000,000); plus

(e)           the Real Estate Availability; plus

(f)            the Insurance Availability;

provided, that the Borrowing Base shall be computed only as against and on so much of the Collateral as is included on the Borrowing Base Certificates furnished from time to time by the Borrower pursuant to the terms hereof and, if required by the Administrative Agent pursuant to any of the terms hereof or any Collateral Document, as verified by such other evidence reasonably required to be furnished to the Administrative Agent pursuant hereto or pursuant to any such Collateral Document.

“Borrowing Base Certificate” means the certificate in the form of Exhibit B hereto, or in such other form acceptable to the Administrative Agent, to be delivered to the Administrative Agent pursuant to Section 7.2 and 8.5 hereof.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability in accordance with GAAP) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Change of Control” means (i) the acquisition by any Person, or two or more Persons acting in concert (other than any member of existing management as of the date hereof)

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of beneficial ownership (within the meaning of Rule 13-d-3 of the Securities and Exchange Commission under the federal Securities Exchange Act of 1934, as amended) of more than 50% of the outstanding shares of voting stock of the Borrower or (ii) the Borrower fails to own 100% of the outstanding equity interests of each Subsidiary.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent and the Lenders in their reasonable discretion.

“Cobra Hong Kong” means Cobra Electronics (HK) Limited, an entity formed under the laws of Hong Kong.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” means all properties, rights, interests and privileges from time to time subject to the Liens granted to the Administrative Agent, or any security trustee therefor, by the Collateral Documents.

“Collateral Account” is defined in Section 9.4 hereof.

“Collateral Documents” means the Pledge Agreements, the Security Agreements, the Life Insurance Assignment, the Mortgages and all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Obligations, or any part thereof.

“Commercial Letter of Credit” is defined in Section 1.3(a) hereof.

“Concentration Account” is defined in Section 4.2 hereof.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with a Loan Party, are treated as a single employer under Section 414 of the Code.

“Credit Event” means the advancing of any Loan, the continuation of or conversion into a Eurodollar Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Currency Exchange Rate” means, with respect to a currency, the rate quoted by Harris N.A. as the spot rate for the purchase by Harris N.A. of such currency with another currency at approximately 10:30 a.m. (Chicago time) 1 Business Day prior to the date as of which the foreign exchange computation is made.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” is defined in Section 1.6(g) hereof.

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“Designated Account Debtors” means, collectively, DAS Distributions, Inc., Best Buy Co., Inc., Advance Auto Parts, Inc. and any other Account Debtor from time to time accepted by the Administrative Agent in its sole discretion, and each individually, a “Designated Account Debtor”.

“Disposition” means the sale, lease, conveyance, or other disposition of Property other than as permitted under Sections 8.10(a) and (b) hereof.

“Domestic Subsidiary” means any Subsidiary organized under the laws of a State of the United States or the District of Columbia.

“EBITDA” means, with reference to any Person for any period, Net Income (determined for purposes hereof without giving effect to extraordinary gains or losses incurred in connection with the sale of assets outside of the ordinary course of business) for such period plus the sum of all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense, (ii) federal, state and local income taxes and (iii) depreciation of fixed assets and amortization of intangible assets, all determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Eligible Inventory” means any Inventory of the Borrower in which the Administrative Agent has a perfected first priority security interest and which complies with each of the following requirements:

(a)           it consists of raw materials or finished goods Inventory which is not damaged or obsolete and is readily saleable by the Borrower in the ordinary course of its business;

(b)           it substantially conforms to the Borrower’s advertised or represented specifications, all applicable federal and state government standards and regulations and other quality standards and has not been determined by the Administrative Agent to be unacceptable due to type, variety, quality or quantity;

(c)           it is not slow-moving Inventory or goods returned or rejected by the Borrower’s customers;

(d)           it is not covered by a warehouse receipt or similar document, unless the same has been delivered to the Administrative Agent and unless the issuer thereof has waived any Liens it might have to secure charges owing to such issuer in a manner reasonably satisfactory to the Administrative Agent;

(e)           it has not been consigned to a third party;

(f)            all warranties of the Borrower in the Loan Documents are true and correct in all material respects with respect thereto;

(g)           it has been identified to the Administrative Agent in the manner required by the Administrative Agent pursuant to the Security Agreement;

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(h)           it is located at a location in the United States that has been disclosed in writing to the Administrative Agent, and, if requested by the Administrative Agent, any Person (other than the Borrower) owning or controlling such location shall have waived all right, title and interest in and to such Inventory in a manner reasonably satisfactory to the Administrative Agent (it being agreed that no such waiver shall be required from any such third-party if and to the extent that a reserve therefor has been established and is being maintained in accordance with Section 1.1 hereof);

(i)            it is not in-transit;

(j)            it is free and clear of all Liens other than Liens granted in favor of the Administrative Agent and Liens permitted by Sections 8.8(b) and (c) hereof;

(k)           it does not consist of spare parts, packaging and shipping materials, supplies used or consumed in the Borrower’s business; and

(l)            it is otherwise deemed to be Eligible Inventory in the reasonable credit judgment of the Administrative Agent.

“Eligible In-Transit Inventory” means any Inventory of the Borrower that would be Eligible Inventory but for being covered by a warehouse receipt or similar document and being in-transit, and which complies with each of the following requirements:

(a)           is subject to a negotiable document showing the Administrative Agent (or, with the consent of the Administrative Agent, the Borrower) as consignee, which document is in the possession of the Administrative Agent or such other Person as the Administrative Agent shall approve;

(b)           it is fully insured in a manner satisfactory to the Administrative Agent;

(c)           it has been identified to the applicable sales contract and title has passed to the Borrower;

(d)           it is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to whom the Borrower is in default of any obligations;

(e)           it is subject to purchase orders and other sale documentation satisfactory to the Administrative Agent;

(f)            it is shipped by a common carrier that is not affiliated with the vendor;

(g)           it is being handled by a customs broker, freight-forwarder or other handler that has delivered a an agreement, in form and substance satisfactory to the Administrative Agent, by which such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any documents in its possession relating to the Collateral as agent for the Administrative Agent, and agrees to deliver the Collateral to the Administrative Agent upon request; and

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(h)           it is otherwise deemed to be Eligible In-Transit Inventory in the reasonable credit judgment of the Administrative Agent.

“Eligible Receivables” means any Receivable of the Borrower in which the Administrative Agent has a first priority perfected Lien and which complies with each of the following requirements:

(a)           it is not owing in respect of sales agency commissions payable to the Borrower;

(b)           it is payable in U.S. Dollars and arises out of a bona fide sale of Inventory delivered to the Account Debtor, or the provision of services which have been fully performed for the Account Debtor, on said Receivable in the ordinary course of business on ordinary trade terms;

(c)           all warranties of the Borrower in the Loan Documents are true and correct in all material respects with respect thereto;

(d)           it has been identified to the Administrative Agent in the manner required by the Administrative Agent pursuant to the applicable Security Agreement;

(e)           it is evidenced by an invoice to the applicable Account Debtor having a date that is neither prior to, nor more than 5 Business Days after, the shipment date of the relevant Inventory;

(f)            (i) with respect to Receivables owing by any Account Debtor other than a Designated Account Debtor, it has not remained unpaid more than 100 days past the original invoice date or 60 days past the original due date and (ii) with respect to Receivables owing by a Designated Account Debtor in an aggregate amount not to exceed $12,000,000 for all such Receivables owing by Designated Account Debtors, it has not remained unpaid for more than 150 days past the original invoice date or 30 days past the original due date (with each such due date being established on terms consistent with the business as conducted on the date hereof or as otherwise acceptable to the Administrative Agent in its sole discretion);

(g)           it is net of any credit or allowance given by the Borrower to such Account Debtor;

(h)           it is not owing by an Account Debtor who (i) has become insolvent, (ii) is the subject of any bankruptcy, arrangement, reorganization proceedings or other proceedings for relief of debtors, (iii) has admitted its inability to pay its debt generally or has stopped paying its debts generally or (iv) is an Affiliate of the Borrower;

(i)            the Account Debtor is not principally located outside the United States of America or Canada unless such Receivable is either (i) secured by an irrevocable letter of credit issued by a commercial bank located in the United States and which is on terms and conditions reasonably acceptable to the Administrative Agent, and which has been assigned or transferred to the Administrative Agent on terms and conditions reasonably acceptable to the Administrative Agent or (ii) secured by an insurance policy issued by an insurer reasonably satisfactory to the

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Administrative Agent, and which has been assigned or transferred to the Administrative Agent on terms and conditions reasonably acceptable to the Administrative Agent;

(j)            it is not owing by the United States of America or Canada or any state or province or political subdivision thereof, or any department, agency or instrumentality thereof, unless the Administrative Agent shall have received evidence satisfactory to the Administrative Agent of compliance with the Assignment of Claims Act or similar state or local or provincial statute;

(k)           it is not owing by an Account Debtor if 25% or more of all Receivables owed by such Account Debtor are ineligible for any reason;

(l)            it is not subject to any counterclaim or defense asserted by the Account Debtor thereunder, nor is it subject to any offset or contra account payable to the Account Debtor (in any case, unless the amount of such Receivable is net of such counterclaim, defense, offset or contra account established to the reasonable satisfaction of the Administrative Agent);

(m)          it is not evidenced by an instrument or chattel paper;

(n)           it does not arise from a sale to an Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or other repurchase or return basis;

(o)           it is free and clear of all Liens other than Liens granted in favor of the Administrative Agent and Liens permitted by Section 8.8(b) and (c) hereof;

(p)           it has not been pre-billed or progress-billed by the Borrower;

(q)           it is not owing by an Account Debtor whose total obligations to the Borrower exceed 15% of all Receivables owing by all Account Debtors provided the following Account Debtors may have higher concentration limits, as follows; and

Account Debtor	Limit

Wal Mart Stores Inc.	30%

Best Buy Co., Inc.	30%

DAS Distributions, Inc.	26%, or such other limit as the Administrative Agent may agree to in its sole discretion; provided that such limit shall not exceed 30% without the consent of the Required Lenders

(r)            it is otherwise deemed to be an Eligible Receivable in the reasonable credit judgment of the Administrative Agent.

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“Environmental Laws” means all federal, state, local and foreign laws, statutes, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters applicable to the business and property of each Loan Party.  Such laws and regulations include but are not limited to the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended; the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., as amended; the Toxic Substance Act, 15 U.S.C. § 2601 et seq., as amended; the Clean Water Act, 33 U.S.C. § 466 et seq., as amended; the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; state and federal superlien and environmental cleanup programs; and U.S. Department of Transportation regulations.

“Environmental Notice” means any summons, citation, directive, information request, notice of potential responsibility, notice of violation or deficiency, order, claim, complaint, investigation, proceeding, judgment, letters or other written communication, actual or threatened, from the United States Environmental Protection Agency or other federal, state, local or foreign agency or authority, or any other entity or individual, public or private, concerning any intentional or unintentional act or omission which involves Management of Hazardous Substances on or off the property of any Loan Party; the imposition of any Lien on Property, including but not limited to Liens asserted by government entities in connection with Responses to the presence or Release of Hazardous Substances; any alleged violation of or responsibility under Environmental Laws; and, after due inquiry and investigation, any knowledge of any facts which could give rise to any of the above.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 1.4(b) hereof.

“Event of Default” means any event or condition identified as such in Section 9.1 hereof.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excess Availability” means, as of any time the same is to be determined, the amount (if any) by which (a) the lesser of the Borrowing Base as then determined and computed or the Revolving Credit Commitment as then in effect exceeds (b) the aggregate principal amount of Revolving Loans, Swingline Loans, Agent Loans and the US Dollar Equivalent of L/C Obligations then outstanding, all Reserves taken pursuant to Section 1.1 hereof and all trade payables that remain unpaid more than 45 days after the due date thereof.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or similar taxes imposed by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal

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office is located or, in the case of any Lender, in which its applicable Lending Office is located, or (in each case) any political subdivision or taxing authority thereof or therein; (b) any branch profits taxes imposed by any jurisdiction described in clause (a), above; (c) any United States withholding tax that is attributable to such Lender’s failure to comply with Section 12.1(b) or (c); and (d) any taxes imposed as a result of a Lender’s failure to comply with the information reporting requirements of Sections 1471 through 1474 of the Code, including any regulation or other authority promulgated thereunder.

“Existing Lender” means collectively The PrivateBank and Trust Company and RBS Citizens N.A.

“Factoring Arrangement” shall mean (a) the arrangement between the Borrower and JPMorgan Chase Bank, N.A. evidenced by that certain Stand-By Claims Purchase Agreement dated as of March 1, 2010 between the Borrower and JPMorgan Chase Bank, N.A., which is subject to that certain Assignment Agreement for Proceeds of Stand-By Agreement dated as of July 16, 2010 among the Borrower, JPMorgan Chase Bank, N.A. and the Administrative Agent and (b) any arrangement between the Borrower and another Person pursuant to which the Borrower sells Receivables to such Person and the purchase price for such Receivables is paid directly to a Concentration Account.  To constitute a Factoring Arrangement hereunder, (i) such arrangement must be made pursuant to documents, instruments and agreements reasonably satisfactory to the Administrative Agent (it being understood and agreed that the Administrative Agent has deemed the arrangement described in clause (a) of this definition as satisfactory), (ii) an agreement among Administrative Agent, the Borrower and the factor must be executed directing payment for such factored Receivables to a Concentration Account and (iii) Receivables which are sold pursuant to a Factoring Arrangement shall no longer be deemed to be Eligible Receivables.

“Federal Funds Rate” means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of Base Rate appearing in Section 1.3(a) hereof.

“Fixed Charges” means, with reference to any period, the sum (without duplication) of (a) the aggregate amount of scheduled payments required to be made during such period in respect of principal on all Indebtedness for Borrowed Money (excluding payments made on the Revolving Credit), plus (b) Interest Expense payable in cash for such period (excluding Interest Expense arising as a result of the termination by the Borrower of any agreement with respect of any interest rate, foreign currency and/or commodity exchanges, swaps, caps, collars, floors, forwards, options or other similar arrangements), plus (c) Capitalized Lease Obligations payable in cash for such period, plus (d) all Restricted Payments paid in cash during such period, all determined for the Borrower and its Subsidiaries on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means, at any time the same is to be determined, the ratio of (a) Adjusted EBITDA for the twelve then most recently completed calendar months (or, with respect to any period ending on or prior to June 30, 2011, for the period commencing on July 1, 2010 and ending on the last day of the then most recently ended calendar month), minus the sum of (i) Capital Expenditures during such period to the extent not financed with the proceeds of Indebtedness for Borrowed Money and (ii) federal, state, local and foreign income taxes paid in cash during such period net of federal, state, local and foreign income taxes refunds

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received in cash during such period to (b) Fixed Charges for such period, all determined for the Borrower and its Subsidiaries on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“Funds Transfer and Deposit Account Liability” means the liability of any Loan Party owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of such Loan Party now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to such Loan Party by any of such Lenders or their Affiliates.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Guaranties” means any guaranty of the Obligations now or hereafter delivered to the Administrative Agent, as each of the same may be amended, modified, supplemented or restated from time to time.

“Guarantors” means each Person that at any time executes and delivers a Guaranty to the Administrative Agent.

“Hazardous Substances” means hazardous substances, hazardous wastes, hazardous waste constituents and reaction by-products, hazardous materials, pesticides, oil and other petroleum products, and toxic substances, including asbestos and PCBs, as those terms are defined pursuant to Environmental Laws.

“Hedging Liability” means the liability of any Loan Party under any agreements with respect of any interest rate, foreign currency and/or commodity exchanges, swaps, caps, collars, floors, forwards, options, or other similar arrangements as any Loan Party may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates for the purpose of hedging or otherwise protecting against interest rate, foreign currency and/or commodity exposure.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of Property or services, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such Property), provided, that if recourse for such indebtedness is limited to the Property acquired, the amount of such indebtedness shall be deemed to be equal to the book value of such Property,

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(d) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien, (e) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee, (f) any liability in respect of banker’s acceptances or letters of credit, (g) any indebtedness, whether or not assumed, secured by Liens on Property acquired by such Person at the time of acquisition thereof, it being understood that the term “Indebtedness for Borrowed Money” shall not include trade payables arising in the ordinary course of business (including, without limitation, trade accounts payable arising in the ordinary course of business between the Borrower and its Subsidiaries but only to the extent the same represents payment for goods sold and delivered in an arms length transaction on ordinary trade terms and are paid within 90 days of the due date thereof), (h) obligations in respect of interest rate, foreign currency and/or commodity exchanges, swaps, caps, collars, floors, forward options or other similar arrangements entered into for the purpose of hedging or otherwise protecting against interest rate, foreign currency and/or commodity exposure, and (i) any guaranty of any of the foregoing.

“Insurance Availability” means the lesser of (i) the sum of 75% of the aggregate cash surrender value of the Life Policies subject to Life Insurance Assignments and (ii) $5,000,000.

“Insurance Overadvance” means any time the portion of the unpaid principal balance of the Revolving Loans predicated on the Insurance Availability that exceeds the sum of 75% of the aggregate cash value of the Life Policies.

“Interest Expense” means, with reference to any Person for any period, the sum of all interest expense of such Person determined in accordance with GAAP.

“Interest Period” is defined in Section 1.7 hereof.

“Inventory” means all finished goods, work-in-progress and raw materials (other than packaging, crating, and supplies inventory) held for sale in which the Borrower now has or hereafter acquires title.

“L/C Issuer” means Harris N.A or another Lender.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Sublimit” means $5,000,000, as reduced from time to time pursuant to the terms hereof.

“Lenders” means and includes Harris N.A., Fifth Third Bank and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 12.12 hereof.

“Lending Office” is defined in Section 10.4 hereof.

“Letter of Credit” is defined in Section 1.3(a) hereof.

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“LIBOR” means, relative to any Interest Period for LIBOR Loans, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested LIBOR Loans for a term coextensive with the designated Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such Interest Period.

“LIBOR Lending Rate” means, relative to any LIBOR Loan to be made, continued or maintained as, or converted into, a LIBOR Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

LIBOR Lending Rate	=	LIBOR
(1.00 — LIBOR Reserve Percentage)

“LIBOR Reserve Percentage” means, relative to any day of any Interest Period for LIBOR Loans, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities,” as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in the nature of the foregoing in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Life Insurance Assignment” means the collateral assignment to the Administrative Agent of the Life Policies, pursuant to those certain Collateral Assignments and Assignments of Life Insurance Policy as Collateral, in each case, dated as of or around the Closing Date, as the same may be amended, modified or supplemented from time to time or pursuant to other collateral assignment documentation in form and substance satisfactory to the Administrative Agent.

“Life Policies” means collectively (a) the Borrower’s life insurance policies maintained on the life of each of James Bode, Dennis Burke, Fred Hackendahl, Michael Smith, James Flaherty, Dan Schiff, Bruce Legris, John Pohl, Lucy Vallicelli, Bill Chamberlain and Sally Washlow, (b) any other life insurance policy of the Borrower maintained on the life of an officer of the Borrower and (c) and any life insurance policy maintained on the life of an officer of the Borrower held in trust acceptable to the Administrative Agent in its sole discretion and subject to collateral assignment documentation in form and substance satisfactory to the Administrative Agent in its sole discretion.

“Loan” means any Revolving Loan, Agent Loan or the Swingline Loan, whether outstanding as a Base Rate Loan or Eurodollar Loan, each of which is a “type” of Loan hereunder.

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“Loan Documents” means this Agreement, the Notes, the Applications, the Collateral Documents, the Guaranties, the fee letter agreement described in Section 2.1(c), and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Loan Party” means the Borrower and each of its Domestic Subsidiaries now existing or hereafter arising.

“Manage” or “Management” means to generate, handle, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of, release, threaten to release or abandon Hazardous Substances.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Properties, financial condition or performance of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Loan Party to perform its material obligations under any Loan Document, or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Borrower or any Loan Party of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document with respect to any material portion of the Collateral.

“Minimum Required Excess Availability Amount” means, as of any time the same is to be determined, an amount equal to 20% of the Borrowing Base as then determined and computed.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means, collectively, (a) the certain real property mortgage executed by the Borrower of even date herewith in favor of the Administrative Agent and (b) each other mortgage, deed of trust or similar agreement encumbering real Property now or at any time hereafter delivered by a Loan Party to the Administrative Agent, as each of the same may be amended, modified, supplemented or restated from time to time.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Disposition and (ii) income, capital gains, sale, use or other transactional taxes paid or payable by such Person at the time of such Disposition as a direct result of such Disposition; (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of (i) reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments and (ii) income or capital gains taxes paid or payable by such Person at the time of receipt of such insurance proceeds as a direct result of such Event of Loss; and (c) with respect to any offering of equity securities of a Person or the issuance of any Indebtedness for Borrowed Money by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of reasonable legal, underwriting, and other fees and expenses incurred as a direct result thereof.

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“Net Income” means, with reference to any Person for any period, the net income (or net loss) of such Person for such period computed in accordance with GAAP, but exclusive of noncash extraordinary gains and losses.

“Net Orderly Liquidation Value” means, at any time, the amount of the projected recovery in respect of Inventory at such time on a net orderly liquidation value basis as set forth in the most recent acceptable appraisal of Inventory received by the Administrative Agent that has been conducted by an appraiser reasonably acceptable to the Administrative Agent pursuant to a methodology reasonably acceptable to the Administrative Agent in accordance with the Loan Documents.

“Notes” means and includes the Revolving Notes and the Swingline Notes.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any other Loan Party arising under or in relation to any Loan Document, all obligations of the Borrower or any other Loan Party in respect of Hedging Liabilities and all obligations of the Borrower or any other Loan Party in respect of Funds Transfer and Deposit Account Liability, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“Overadvance” is defined in Section 1.9(b)(v).

“Participating Interest” is defined in Section 1.3(d) hereof.

“Participating Lender” is defined in Section 1.2(d) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Permitted Overadvance” means an amount approved in the sole discretion of the Administrative Agent not to exceed $1,000,000 at any one time outstanding by which the outstanding principal balance of Revolving Loans, Swingline Loans, Agent Loans, the US Dollar Equivalent of L/C Obligations and reserves taken pursuant to Section 1.1(b) hereof knowingly exceeds the Borrowing Base as then determined and computed and/or subsequent to the occurrence of a Default or Event of Default; provided, however, that (a) at the request of the Required Lenders (or, if there are only two or fewer Lenders, at the request of any Lender), any Permitted Overadvance may be rescinded within 2 days of such request, (b) in any event, Permitted Overadvances shall not knowingly be permitted to be outstanding for a period exceeding 60 consecutive days (herein a “Permitted Overadvance Period”), (c) each Permitted Overadvance Period shall be separated from all other Permitted Overadvance Periods by at least 30 consecutive days, and (d) no more than 2 such Permitted Overadvance Periods shall be permitted to occur in any period of 365 consecutive days.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

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“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Pledge Agreements” means, collectively, (a) that certain Pledge Agreement of even date herewith between the Borrower and the Administrative Agent, and (b) each other Pledge Agreement now or at any time hereafter delivered by any other Loan Party to the Administrative Agent with respect to the equity of any other Loan Party, as each of the same may be amended, modified, supplemented or restated from time to time.

“PrivateBank Accounts” means, collectively, (i) the PrivateBank Collection Account, (ii) the PrivateBank Disbursement Account and (iii) the PrivateBank Master Account.

“PrivateBank Collection Account” means, collectively, deposit account nos. 2162426 and 2162434 of the Borrower established and maintained at The PrivateBank and Trust Company.

“PrivateBank Disbursement Account” means, collectively, deposit account nos. 7702263 and 2162450 of the Borrower established and maintained at The PrivateBank and Trust Company.

“PrivateBank Letters of Credit” means, collectively, any letters of credit issued prior to the Closing Date by the Existing Lender on behalf of the Borrower and cash collateralized by the RBS Cash Collateral Account.

“PrivateBank Master Account” means deposit account no. 2162418 of the Borrower established and maintained at The PrivateBank and Trust Company.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“RBS Accounts” means, collectively, (i) the RBS Cash Collateral Account and (ii) the RBS Merchant Services Account.

“RBS Cash Collateral Account” means, collectively, deposit accounts of the Borrower established and maintained at RBS Citizens N.A with account balances in an aggregate amount not to exceed at any one time (a) during the period commencing on the Closing Date and ending on October 16, 2010, an amount equal to 105% of the full amount then available for drawing under the outstanding PrivateBank Letters of Credit and (b) during any time thereafter, $50,000.

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“RBS Merchant Services Account” means, that certain merchant services account of the Borrower established and maintained at RBS Citizens N.A with an account balance in an aggregate amount not to exceed $50,000 at any one time.

“Real Estate Availability” means the lesser of (i) the sum of 70% of the appraised fair market value (as determined by an appraiser acceptable to the Administrative Agent) of the Borrower’s real Property located at 6500 W. Cortland Street, Chicago, IL 60707, which appraisal may be updated or such real property reappraised at the request of the Administrative Agent and (ii) $3,000,000; provided that, commencing September 1, 2010, the foregoing shall be reduced on the first day of each month following the date hereof by an amount equal to one one hundred twentieth (1/120th) of the initial Real Estate Availability.

“Receivables” means all rights to the payment of a monetary obligation, now or hereafter owing to the Borrower, evidenced by accounts, contract rights, instruments, chattel paper or general intangibles.

“Reimbursement Obligation” is defined in Section 1.3(c) hereof.

“Related Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the environment, as “environment” is defined in CERCLA.

“Required Lenders” means, as of the date of determination thereof, (a) so long as there are only two or fewer Lenders, all Lenders and (b) to the extent there are more than two Lenders, each Lender who has a Revolving Credit Commitment greater than or equal to $10,000,000.

“Rent and Charges Reserve” means the aggregate of (a) all past due rent and other amounts owing by a Borrower to any landlord, warehouseman or processor who possesses Inventory and could assert a Lien on such Inventory; and (b) a reserve equal to three months rent and other charges that could be payable to any such Person pursuant to the applicable lease, warehouse agreement or processor agreement, unless it has executed and delivered to Administrative Agent a landlord waiver or bailee or processor letter pursuant to subsection 8.1.5; provided that with respect to any leased or warehouse location at which only Eligible Inventory is stored, the applicable component of the Rent and Charges Reserve shall not exceed the value attributed to such Eligible Inventory in the Borrowing Base.

“Reserve Percentage” means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member

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banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D.

“Reserves” means such reserves as established by Administrative Agent from time to time, in its reasonable credit judgment in such amounts, and with respect to such matters, as Administrative Agent shall deem necessary or appropriate in its reasonable credit judgment, against the amount of Loans which Borrower may otherwise request under subsection 1.1.1, as applicable, including without limitation with respect to (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of Borrower’s business; (ii) potential dilution related to Receivables; (iii) shrinkage, spoilage and obsolescence of any Borrower’s Inventory, (iv) slow moving Inventory (determined in accordance with clause (c) of the definition of Eligible Inventory); (v) other sums chargeable against Borrower as Revolving Loans under any section of this Agreement; (vi) amounts owing by Borrower to any Person to the extent secured by a Lien on, or trust over, any Property of Borrower; (vii) amounts owing by Borrower in connection with Funds Transfer and Deposit Account Liability; (viii) the Rent and Charges Reserves; (ix) unissued credit memoranda which, based on Borrower’s historical performance, are anticipated to be issued against current Receivables; and (x) such other specific events, conditions or contingencies as to which Administrative Agent, in its reasonable credit judgment, determines reserves should be established from time to time hereunder.  Notwithstanding the foregoing, Administrative Agent shall not establish any reserves in respect of any matters relating to any items of Collateral that have been taken into account in determining Eligible Inventory, Eligible In-Transit Inventory or Eligible Receivables, as applicable.

“Respond” or “Response” means any action taken pursuant to Environmental Laws to correct, remove, remediate, cleanup, prevent, mitigate, monitor, evaluate, investigate or assess the Release of a Hazardous Substance.

“Restricted Payments” is defined in Section 8.12 hereof.

“Revolver Percentage” means, for each Lender, the percentage of the aggregate Revolving Credit Commitments of all Lenders represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender (including through participation interests in Swingline Loans, Agent Loans and Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans, Swingline Loans, Agent Loans and the US Dollar Equivalent of L/C Obligations then outstanding.

“Revolving Credit” means the credit facility for making Revolving Loans, Agent Loans and Swingline Loans, and issuing Letters of Credit described in Sections 1.2 and 1.3 hereof.

“Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swingline Loans, Agent Loans and Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the applicable amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.  The

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Borrower and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $25,000,000 on the date hereof.

“Revolving Loan” is defined in Section 1.1 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which (as so defined) is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 1.11 hereof.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

“Security Agreements” means, collectively, (a) that certain Security Agreement of even date herewith between the Borrower and the Administrative Agent, and (b) each other Security Agreement now or at any time hereafter executed by a Loan Party and delivered to the Administrative Agent, as each of same may be amended, modified, supplemented or restated from time to time.

“Solvent” means, as to any Person, that such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person’s liabilities (including contingent debts), (ii) is able to pay all of its Indebtedness for Borrowed Money as such Indebtedness for Borrowed Money matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

“Standby Letter of Credit” is defined in Section 1.3(a) hereof.

“Subordinated Debt” means Indebtedness for Borrowed Money owing to any Person on terms and conditions, and in such amounts, reasonably acceptable to the Administrative Agent and the Required Lenders and which is subordinated in right of payment to the prior payment in full of the Obligations pursuant to written subordination provisions approved in writing by the Administrative Agent.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization.  Unless otherwise specifically referred to herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

“Swingline Amount” means $5,000,000.

“Swingline Lender” means Harris N.A., acting in its capacity as the lender of Swingline Loans hereunder, or any successor Lender acting in such capacity appointed pursuant to Section 12.12 hereof.

“Swingline Loans” is defined in Section 1.2 hereof.

“Swingline Note” is defined in Section 1.11 hereof.

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“Termination Date” means July 16, 2013, or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 1.13, 9.2 or 9.3 hereof.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the aggregate outstanding principal amount of all Loans and the US Dollar Equivalent of L/C Obligations.

“U.S. Dollar Equivalent” means, at any time, (a) as to any amount denominated in U.S. Dollars, the amount thereof at such time, and (b) as to any amount denominated in a currency other than U.S. Dollars, the equivalent amount in U.S. Dollars as determined by the Administrative Agent at such time on the basis of the Currency Exchange Rate for the purchase of U.S. Dollars with such currency.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

Interpretation.

The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined.  The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Change in Accounting Principles.

If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the calculation of any financial covenant, standard or term

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found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Loan Parties shall be the same as if such change had not been made.  No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles.  Until any such covenant, standard, or term is amended in accordance with this paragraph, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles.  Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

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EXHIBIT A

NOTICE OF PAYMENT REQUEST

[Date]

[Name of Lender]
[Address]

Attention:

Reference is made to the Credit Agreement, dated as of July 16, 2010, by and among Cobra Electronics Corporation, a Delaware corporation (the “Borrower”), the several financial institutions from time to time party to this Agreement, as Lenders, and Harris N.A., as Administrative Agent (the “Credit Agreement”).  Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement.  [The Borrower has failed to pay its Reimbursement Obligation in the amount of $[                        ].  Your Revolver Percentage of the unpaid Reimbursement Obligation is $[                          ]] or [[                                                  ] has been required to return a payment by the Borrower of a Reimbursement Obligation in the amount of $[                              ].  Your Revolver Percentage of the returned Reimbursement Obligation is $[                           ].]

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EXHIBIT B

BORROWING BASE CERTIFICATE

Attached

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EXHIBIT C-1

REVOLVING NOTE

Chicago, Illinois
$[ ]	[ ], 20[ ]

On the Termination Date, for value received, the undersigned, COBRA ELECTRONICS CORPORATION, a Delaware corporation (the “Borrower”), promises to pay to the order of [                                  ] (the “Lender”) at the office of Administrative Agent, at 111 West Monroe Street, Chicago, Illinois, (i) the principal sum of [                                              ] DOLLARS ($[                      ]), or (ii) such different amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Revolving Loans owing from the Borrower to the Lender under the Credit Agreement hereinafter mentioned.

This Revolving Note evidences the Revolving Loans made and to be made to the Borrower by the Lender under that certain Credit Agreement dated as of July 16, 2010, among the Borrower, Harris N.A., as Administrative Agent, the Lender and the other lenders from time to time party thereto (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the “Credit Agreement”), and the Borrower hereby promises to pay interest at the office specified above on the outstanding principal balance of the Revolving Loans evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.

This Revolving Note is issued by the Borrower under the terms and provisions of the Credit Agreement and is secured by, among other things, the Collateral Documents, and this Revolving Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof.  This Revolving Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement.  All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

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The Borrower hereby promises to pay all costs and expenses (including attorneys’ fees) suffered or incurred by the holder hereof in collecting this Revolving Note or enforcing any rights in any collateral therefor.  The Borrower hereby waives presentment for payment and demand.  THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

COBRA ELECTRONICS CORPORATION

By:
Name:
Title:

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EXHIBIT C-2

SWINGLINE NOTE

Chicago, Illinois
$[ ]	[ ], 20[ ]

On the Termination Date, for value received, the undersigned, COBRA ELECTRONICS CORPORATION, a Delaware corporation (the “Borrower”), promises to pay to the order of [                                  ] (the “Lender”) at the office of Administrative Agent, at 111 West Monroe Street, Chicago, Illinois, (i) the principal sum of [                                              ] DOLLARS ($[                      ]), or (ii) such different amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Swingline Loans owing from the Borrower to the Lender under the Credit Agreement hereinafter mentioned.

This Swingline Note evidences the Swingline Loans made and to be made to the Borrower by the Lender under that certain Credit Agreement dated as of July 16, 2010, among the Borrower, Harris N.A., as Administrative Agent, the Lender and the other lenders from time to time party thereto (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the “Credit Agreement”), and the Borrower hereby promises to pay interest at the office specified above on the outstanding principal balance of the Swingline Loans evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.

This Swingline Note is issued by the Borrower under the terms and provisions of the Credit Agreement and is secured by, among other things, the Collateral Documents, and this Swingline Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof.  This Swingline Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement.  All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

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The Borrower hereby promises to pay all costs and expenses (including attorneys’ fees) suffered or incurred by the holder hereof in collecting this Swingline Note or enforcing any rights in any collateral therefor.  The Borrower hereby waives presentment for payment and demand.  THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

COBRA ELECTRONICS CORPORATION

By:
Name:
Title:

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EXHIBIT D

COMPLIANCE CERTIFICATE

This Compliance Certificate is furnished to Harris N.A., as Administrative Agent as provided for in and pursuant to that certain Credit Agreement dated as of July 16, 2010 among Cobra Electronics Corporation, a Delaware corporation, (the “Borrower”), certain Lenders which are signatories thereto and Harris N.A., as Administrative Agent (the “Credit Agreement”).  Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.             I hold the office of                                                              of the Borrower;

2.             I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and each of its Subsidiaries during the accounting period covered by the attached financial statements;

3.             The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

4.             The financial statements required by Section 8.5 of the Credit Agreement and being furnished to you concurrently with this certificate are true, correct and complete as of the dates and for the periods covered thereby; and

5.             The Attachment hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

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The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this                    day of                                      20      .

COBRA ELECTRONICS CORPORATION

By:
Name:
Title:

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ATTACHMENT TO COMPLIANCE CERTIFICATE

Compliance Calculations for Credit Agreement
Dated as of [                        ], 2010
Calculations as of                           , 20

A.	Capital Expenditures (Section 8.22(a))

	1.	Year-to-Date Capital Expenditures by the Loan Parties	$

	2.	Year-to-Date Capital Expenditures by the Loan Parties made with Net Cash Proceeds of an Event of Loss in order to replace Property subject to such Event of Loss	$

	3.	Line A1 minus Line A2	$

	4.	Capital Expenditures Annual Limit		$3,500,000.00

	5.	Permitted amount of Capital Expenditures carry forward	$

	6.	Line A4 plus Line A5	$

	7.	Line A3 must be less than or equal to Line A6	$

	8.	The Borrower is in compliance (circle yes or no)	Yes/No

B.	Fixed Charge Coverage Ratio (Section 8.22(b))

	1.	Net Income for the period	$

	2.	Interest Expense for the period	$

	3.	Federal, state and local income taxes for the period	$

	4.	Depreciation of fixed assets and amortization of intangible assets for the period	$

	5.	Add Lines B1, B2, B3 and B4 (EBITDA)	$

	6.	Losses with respect to the cash surrender value of the Life Policies	$

	7.	FASB 123 stock option expenses	$

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8.	Foreign exchange losses	$

9.	Deferred revenue charges (net of any deferred revenue charges realized from prior periods)	$

10.	Write-downs of intangible assets	$

11.

Breakage fees payable in cash incurred on the Closing Date as a result of the termination by the Borrower of any agreement with respect of swaps so long as, after giving effect to the payment of such fees, Excess Availability is at least the Minimum Required Excess Availability Amount

$

12.	Other non-cash losses acceptable to the Administrative Agent in its reasonable credit judgment	$

13.	Add Lines B6, B7, B8, B9, B10, B11 and B12	$

14.	Gains with respect to the cash surrender value of the Life Policies	$

15.	Foreign exchange gains	$

16.	Write-ups of intangible assets	$

17.	Other non-cash gains acceptable to the Administrative Agent in its reasonable credit judgment	$

18.	Add Lines B14, B15, B16 and B17	$

19.	Line B5 plus Lines B13 minus Line B18 (Adjusted EBITDA)	$

20.	Unfinanced Capital Expenditures for the period	$

21.	Federal, state, local and foreign income taxes paid in cash during the period net of federal, state, local and foreign income taxes refunds received in cash during the period	$

22.	Line B19 minus Line B20 minus B21	$

23.	Scheduled payments required to be made during the period in respect of principal on all Indebtedness for Borrowed Money (excluding payments made on the Revolving Credit)	$

24.

Interest Expense payable in cash for the period (excluding Interest Expense arising as a result of the termination by the Borrower of any agreement with respect of any interest rate, foreign currency and/or commodity exchanges, swaps, caps,

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	collars, floors, forwards, options or other similar arrangements)	$

25.	Capitalized Lease Obligations payable in cash for the period	$

26.	Restricted Payments paid in cash during the period	$

27.	Add Lines B23, B24, B25 and B26 (Fixed Charges)	$

28.	Ratio of Line B22 to Line B27 : 1.0	:1.0

29.	Line B28 ratio must not be less than 1.10 : 1.0	1.10:1.0

30.	The Borrower is in compliance (circle yes or no)	Yes/No

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EXHIBIT E

ASSIGNMENT AND ACCEPTANCE

Dated                           , 20

Reference is made to the Credit Agreement, dated as of July 16, 2010, by and among Cobra Electronics Corporation, a Delaware corporation (the “Borrower”), the several financial institutions from time to time party to this Agreement, as Lenders, and Harris N.A., as Administrative Agent (the “Credit Agreement”).  Terms defined in the Credit Agreement are used herein with the same meaning.

                                                                        (the “Assignor”) and                                                    (the “Assignee”) agree as follows:

1.             The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, a                % interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including, without limitation, such percentage interest in the Assignor’s Revolving Credit Commitments as in effect on the Effective Date and the Loans, if any, owing to the Assignor on the Effective Date and the Assignor’s Revolver Percentage of any outstanding L/C Obligations.

2.             The Assignor (i) represents and warrants that as of the date hereof (A) its Revolving Credit Commitment is $                              , (B) the aggregate outstanding principal amount of Loans made by it under the Credit Agreement that have not been repaid is $                       ($                         of Revolving Loans) and a description of the interest rates and interest periods of such Loans is attached as Annex 1 hereto, and (C) the aggregate principal US Dollar Equivalent amount of Assignor’s Revolver Percentage of outstanding L/C Obligations is $                      ; (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, lien, or encumbrance of any kind; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3.             The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered to the Lenders pursuant to Section 8.5 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not

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taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (v) specifies as its lending office (and address for notices) the offices set forth beneath its name on the signature pages hereof.

4.             As consideration for the assignment and sale contemplated in Annex 1 hereof, the Assignee shall pay to the Assignor on the Effective Date in Federal funds an amount equal to $                        *.  It is understood that commitment and/or letter of credit fees accrued to the Effective Date with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee.  Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

5.             The effective date for this Assignment and Acceptance shall be                          (the “Effective Date”).  Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent and, if required, the Borrower.

6.             Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7.             Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

8.             In accordance with Section 12.12 of the Credit Agreement, the Assignor and the Assignee request and direct that the Administrative Agent prepare and cause the Borrower to execute and deliver to the Assignee the relevant Notes payable to the Assignee in the amount of its Revolving Credit Commitment and new Notes to the Assignor in the amount of its Revolving Credit Commitment after giving effect to this assignment.

* Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee.  It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

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9.             This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Illinois.

[Assignor Lender]

By:
Name:
Title:

[Assignee Lender]

By:
Name:
Title:

Lending office (and address for notices):

[Accepted and consented this
day of , 20

COBRA ELECTRONIC CORPORATION, as the Borrower

By:
Name:
Title:	]

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[Accepted and consented this
day of , 20

HARRIS N.A., as Administrative Agent

By:
Name:
Title:	]

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ANNEX I

TO ASSIGNMENT AND ACCEPTANCE

PRINCIPAL AMOUNT	TYPE OF LOAN	INTEREST RATE	MATURITY DATE

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SCHEDULE 1

COMMITMENTS

NAME OF LENDER	REVOLVING CREDIT COMMITMENT
Harris N.A.	$15,000,000
Fifth Third Bank	$10,000,000
TOTAL	$25,000,000